UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DocuSign, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2023 Annual Meeting of Stockholders
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of DocuSign, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held in a virtual format via an online live webcast. A virtual format allows us to improve sustainability and reduce our environmental footprint, save us and stockholders time and money, and ensure all stockholders have the opportunity to efficiently and effectively participate in the Annual Meeting regardless of location.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
Date May 31, 2023

Time 9:00 a.m. Pacific Time

Location www.virtualshareholdermeeting.com/DOCU2023

01	To elect the Board of Directors’ nominees, James Beer, Cain A. Hayes, and Allan Thygesen, to the Board of Directors to hold office until the 2026 Annual Meeting of Stockholders.

Record Date
The record date for the Annual Meeting is April 6, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 18, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.

02	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2024.

03	To conduct an advisory vote on our named executive officers’ compensation.
04	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 6, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 18, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.
The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2023, where you will be able to listen to the meeting live, submit questions and vote online. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the virtual Annual Meeting if you plan to attend.
By Order of the Board of Directors,
Allan Thygesen
President & Chief Executive Officer
San Francisco, California, April 18, 2023

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting online at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

Questions and Answers About These Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of DocuSign, Inc., a Delaware corporation (sometimes referred to as the “Company” or “DocuSign”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 18, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 18, 2023.
How do I attend the annual meeting?
The Annual Meeting will be held on Wednesday, May 31, 2023 online via live webcast at 9:00 a.m. Pacific Time. Information on how to vote online at the Annual Meeting is discussed below.
Will the annual meeting be held in person or virtually?
We currently intend to hold our Annual Meeting virtually. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2023, where you will be able to listen to the meeting live, submit questions and vote online. We will announce any updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2023) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 6, 2023 will be entitled to vote at the Annual Meeting. On this record date, there were 202,317,157 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 6, 2023, your shares were registered directly in your name with DocuSign’s transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 6, 2023, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the

DocuSign, Inc.	Proxy Statement	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What are my voting choices on each matter? What are the Board’s recommendations?

Proposal		Voting Choices	Board Recommendation

01	Election of Directors	For(1) Withhold(1)	FOR(1)
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2024	For Against Abstain	FOR
03	Approval, on an advisory basis, of our named executive officers’ compensation	For Against Abstain	FOR
1.The voting choices and Board recommendation are with respect to each director nominee.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal		Vote Required for Approval	Effect of Abstentions or Withhold Votes	Effect of Broker Non-Votes

01	Election of Directors	Nominees receiving the most “For” votes will be elected; withheld votes will have no effect	Not applicable	No effect
02	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2024	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
03	Approval, on an advisory basis, of our named executive officers’ compensation	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	No effect
1.This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable exchange rules to vote your shares on this proposal.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

2	Proxy Statement	DocuSign, Inc.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting even if you have already voted by proxy. In such case and if you vote at the meeting, your previously submitted proxy will be disregarded.

To vote online during the virtual Annual Meeting visit www.virtualshareholdermeeting.com/DOCU2023. Please have your 16-digit control number included in the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided (if you elected to receive printed materials). If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

To vote over the telephone, dial 1-800-690-6903 (toll-free within the United States) using a touch-tone phone and follow the recorded instructions (have your Notice or proxy card in hand when you call). You will be asked to provide the company number and 16-digit control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 30, 2023 to be counted.

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the company number and 16-digit control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 30, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from DocuSign. Follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2023, the record date for the meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.

DocuSign, Inc.	Proxy Statement	3

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024, and “For” the advisory vote on our named executive officers’ compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes have no effect on the outcome of matters voted. Abstentions or withhold votes have no effect on the outcome of matters voted (except for Proposals 2 and 3, for which an abstention or withhold counts as an ‘Against’ vote, as noted above).
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.
Proposal 1, the election of our Class I directors, and Proposal 3, the advisory vote on our named executive officers’ compensation, are non-routine matters, so your broker or nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions. Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to DocuSign’s Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105.
•You may attend the virtual Annual Meeting and vote online. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

4	Proxy Statement	DocuSign, Inc.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present virtually at the meeting or represented by proxy. On the record date, there were 202,317,157 shares outstanding and entitled to vote. Thus, the holders of at least 101,158,579 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the virtual Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
Who is paying for this proxy solicitation?
DocuSign will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K, which we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2023, to our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to our Amended and Restated Bylaws (the “Bylaws”), if you wish to submit a proposal (including a director nomination) at the meeting that is to be included in next year’s proxy materials, you must do so no later than 5:00 p.m. Eastern Time on March 2, 2024 and no earlier than 5:00 p.m. Eastern Time on February 1, 2024; provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 31, 2024, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. Please refer to our Bylaws for more information and additional requirements about advance notice of stockholder proposals and director nominations.

DocuSign, Inc.	Proxy Statement	5

Fiscal Year 2023 in Review
Business Overview
DocuSign is the global leader in the eSignature category. We offer products that address broader agreement workflows and digital transformation, including the world’s leading electronic signature product, enabling agreements to be signed electronically on a wide variety of devices, from virtually anywhere in the world, securely. DocuSign’s product offerings, including DocuSign eSignature, allow organizations to do business faster with less risk and lower costs, while providing better experiences for customers and employees. We offer applications for automating pre- and post-signature processes, including automatically generating an agreement from data in other systems, supporting negotiation workflow, verifying identities, enabling remote online notarization, collecting payment after signatures, and using artificial intelligence to analyze a collection of agreements for risks and opportunities. DocuSign has over 400 partner integrations with the world’s most used applications, so agreement processes can integrate with larger business processes and data where work happens.
As of January 31, 2023, over 1.3 million customers and more than a billion users in over 180 countries use the DocuSign platform to accelerate and simplify the process of doing business.
Financial Highlights
In fiscal 2023, we delivered another strong year of financial performance and execution. Highlights include:

$2.5B Total revenue, an increase of 19% year-over-year.	$2.7B Billings, an increase of 13% year-over-year.	79% GAAP gross margin, compared to 78% in fiscal 2022. Non-GAAP gross margin was 82% for both periods.

$0.49 GAAP net loss per basic and diluted share, on 201 million shares outstanding, compared to $0.36 on 197 million shares outstanding in fiscal 2022.	$2.03 Non-GAAP net income per diluted share, on 206 million shares outstanding, compared to $1.98 on 208 million shares outstanding in fiscal 2022.	>1.3M Total customers increased to more than $1.3 million.
To supplement our consolidated financial statements, which are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including billings, non-GAAP gross margin, and non-GAAP net income per share. For a full reconciliation for each non-GAAP financial measure set forth above to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report for the fiscal year ended January 31, 2023 filed on March 27, 2023 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 9, 2023.

6	Proxy Statement	DocuSign, Inc.

FISCAL YEAR 2023 IN REVIEW
Stockholder Engagement
DocuSign consistently engages with our stockholders as an important part of our corporate governance program. In addition to our Annual Meeting each year, we regularly provide stockholders with opportunities to deliver feedback on topics of interest to them, including our corporate governance, executive and director compensation, and environmental, social and governance (“ESG”) practices through a year-round stockholder engagement program. In addition, our Investor Relations team regularly meets with investors, prospective investors, and investment analysts. Meetings can include participation by our Board Chair, Chief Executive Officer, Chief Financial Officer, or other business leaders, and are often focused on company performance, technology initiatives, and company strategy.
In fiscal 2023, our management team held over 140 meetings with current and prospective stockholders, including meetings with approximately 70% of our top 25 active stockholders. We also actively participate in various investor roadshows, analyst meetings, and investor conferences. We continue to communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. We believe it is important to engage with our stockholders and solicit their feedback for our management and Board for consideration in their decision-making.

DocuSign, Inc.	Proxy Statement	7

Environmental, Social and Governance (ESG)1
At DocuSign, our values are reflected in six pillars: Trust, Customer Focus, Simplicity, Innovation, Unity, and Sustainability. In addition, our mission is to redefine how the world comes together and agrees. As part of this mission, we are committed to building trust and engaging with our employees, customers and the communities in which we live and work in a manner consistent with and in furtherance of our values. We believe this commitment shapes our unique company culture and brings long-term value to our stockholders.

Sustainability We believe that managing the risks and opportunities associated with reducing our environmental footprint contributes to the long-term benefit of our company and our stockholders.	Our Communities We believe that engagement with our communities is an important aspect of our company culture and contributes to the long-term benefit of our company.
Empowering Our Employees
We believe that commitment to our company culture allows us to attract and retain the best talent, which not only aligns with our strategic goals but also provides long-term value for our stockholders.

Governance
We believe that Governance is foundational to our business and the success of our employees and customers depends on our ability to manage our business ethically, transparently and responsibly.

For more information on Sustainability and our ESG Fact Sheet, please see our ESG section at investor.docusign.com.
Sustainability
Environmental sustainability has been an important part of the DocuSign story since its inception. At DocuSign, we endeavor to promote environmental sustainability throughout our business globally, including our operations, our sourcing practices, and our products. We achieve this by enabling customers to incorporate paperless processes through the use of our products (including our flagship product, DocuSign eSignature) and also investing directly in organizations that are making a sustainable impact. We believe that managing the risks and opportunities associated with reducing our environmental footprint contributes to the long-term benefit of our company and our stockholders.
In 2019, we launched the DocuSign for Forests™ initiative to help protect and preserve the world’s forests. To date, we have donated over $2.6 million to organizations doing critical work to safeguard the world’s forests.
We are also committed to reducing our own impact on the environment. In March 2022, DocuSign announced that it signed onto the Science Based Targets Initiative’s (SBTi) Business Ambition for 1.5°C campaign, which has pursued setting 1.5 degree science-based emissions reduction targets in order to combat climate change. As part of this pledge, DocuSign is committing to halving its Scope 1 and 2 carbon emissions by 2030 and reaching science-based net-zero no later than 2050. DocuSign has also been carbon neutral certified since 2022.
Additionally, to align and accelerate our sustainability initiatives, beginning in fiscal 2023, all of our executive officers, including our named executive officers, had a component of their incentive compensation plans tied to the achievement of certain Company ESG measures, including environmental sustainability measures. Please see the section entitled “Executive Compensation Discussion and Analysis” below for more information on executive compensation and our ESG Modifier.
1    Statements regarding the Company’s goals are aspirational and not guarantees or promises that they will be met. Content available at websites and in documents referenced are not incorporated herein and are not part of this proxy statement.

8	Proxy Statement	DocuSign, Inc.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Our Communities
DocuSign is dedicated to corporate responsibility and putting our values into action. We believe that this engagement with our communities is an important aspect of our company culture and brings long-term value to our stockholders, while making the world a better place.
DocuSign Impact
With DocuSign IMPACT, we are committed to harnessing the power of DocuSign's people, products and profits to make a difference in the global communities where our employees and customers live and work. In 2018, we committed to donating at least $30 million in cash or stock to DocuSign IMPACT over the next 10 years. In addition, the use of our products is associated with decreased paper use for our customers and we specifically donate to forest-protection and other environmental impact causes.
We believe in promoting a culture of giving back and community support throughout our organization. As a company, we ensure that thousands of charitable organizations have the opportunity to use our products for free or at a discount every year. We also encourage our employees to take action in their own communities by volunteering and are proud to support their efforts by providing up to 24 hours of paid time off a year for volunteering. Our employees have volunteered thousands of hours collectively, including at organizations promoting healthier forests, echoing our company-wide commitment to environmental savings. Additionally, we match funds given by our employees to qualifying non-profits.
Empowering Our Employees
We believe in empowering employees to do challenging and meaningful work in an environment where each employee can be heard, exchange ideas openly, learn new skills and build lasting relationships. We are a global and inclusive organization with an increasingly international footprint, but we believe in the importance of creating a culture that aligns with our company values. We believe this commitment to our company culture allows us to attract and retain the best talent, which not only aligns with our strategic goals but also provides long-term value for our stockholders.
As of January 31, 2023, we had 7,336 employees, of which approximately 67% of our employees were based in the U.S. and the remainder in international locations.
Compensation and Benefits
Our compensation programs are designed to recruit, reward and retain talented individuals who possess the skills necessary to support our business, contribute to our strategic goals and create long-term value for our stockholders. We aim to provide employees with competitive compensation packages that include base salary, bonus or commission plan and equity awards tied to the value of our stock.
We also provide a range of competitive health, savings, retirement, time-off and wellness benefits for our employees, which vary based on local regulations and norms. These benefits include: up to six months of paid parental leave in the U.S., wellness reimbursement programs and employee assistance programs.
Diversity, Equity and Inclusion
We believe that having diverse teams working in an inclusive environment will help us achieve better business results—across product innovation, customer experience and employee success. To further this commitment to recruiting and retaining a diverse workforce, we announced the appointment of Iesha Berry as our first Chief Diversity and Engagement Officer in March 2022.
The key pillars to our diversity and inclusion strategy include:
•Pipeline: We seek to increase the diversity of individual candidates applying to help us develop our products and our business.
•Candidate Experience: We have developed specialized interview training in which employees learn how to implement bias interrupters and understand the importance of building diverse candidate slates and interviewers panels.

DocuSign, Inc.	Proxy Statement	9

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
•Education: Through management training, speaker series and online learning, we are actively raising awareness, cultivating an inclusive culture and building practical skills for mitigating bias.
•Community: DocuSign’s Employee Resource Groups (“ERGs”) serve as culture carriers and provide employees a way for colleagues to connect, network and build cross team collaboration. Through our ERG program, employees are able to participate in personal and professional learning and development and give back to the community through volunteering, donation drives and awareness campaigns.
•Transparency: We publish employee diversity information by gender and race/ethnicity on our website to promote accountability and underscore our commitment to diversity.
Recognition
We are honored to be recognized by organizations and media for our innovation and for our efforts to be a great place to work. During fiscal 2023, we were recognized as one of the World’s Best Employers and World’s Top Female-Friendly Companies by Forbes and were also listed as one of America's Greatest Workplaces for Diversity by Newsweek. In 2023, we were also named by Newsweek as one of America’s Greatest Workplaces for Women.
Governance
Corporate Governance
Governance is foundational to our ESG programs and we work actively with our Board on our ESG initiatives. Our Board oversees our ESG programs and assesses risk oversight over our initiatives. For further information, please see the later sections entitled “Role of the Board in Risk Oversight” and “ESG Oversight”.
We understand that part of our employee and customer success depends on our ability to manage our business ethically, transparently and responsibly. Our Code of Business Conduct and Ethics (our “Code of Conduct”) is publicly available and, in conjunction with other internal policies, describes the way we treat employees and key stakeholders and clearly communicates our values and expectations. Our Code of Conduct also describes our commitment to ethical business practices, including our human rights policy, our policies against human trafficking and modern slavery, and (in conjunction with our Global Anti-Corruption Policy) our adherence to global anti-corruption laws. Our Corporate Governance Guidelines, which detail our corporate governance practices with respect to our Board and Committees, are reviewed periodically by our Nominating and Corporate Governance Committee and are also publicly available.
For more information about our corporate governance practices, please visit investor.docusign.com.
Commitment to Security and Trust
One of DocuSign’s core values is Trust. Businesses around the globe leverage DocuSign products for some of their most sensitive and time-critical transactions, and we are committed to maintaining the secure, compliant and available environment our customers have come to trust.
•Cybersecurity. We have a dedicated global information security team comprised of trained cybersecurity professionals who work to protect DocuSign’s services, networks and other IT assets. We also invest in threat intelligence in order to enhance our proactive monitoring programs.
•Privacy. We have a strong emphasis on privacy that is embedded as part of DocuSign’s culture. We take the protection and use of personal data seriously and have a commitment to being transparent on how we use data. We support that commitment with company-wide resources and training, including mandatory trainings on data privacy and cybersecurity. We also operate in accordance with our binding corporate rules to support our privacy commitments to users and customers.
•Compliance. DocuSign adheres to some of the most stringent U.S., EU, and global security standards. Our commitment to and significant ongoing investment toward protecting customer data extends to all of DocuSign’s operating environments.
To learn more about our security, privacy and system performance, please visit www.docusign.com/trust.

10	Proxy Statement	DocuSign, Inc.

Directors and Corporate Governance
Board Overview and Highlights
The following table sets forth information as of April 6, 2023 with respect to our directors who we expect to continue in office after the 2023 Annual Meeting, including the three nominees standing for election at this Annual Meeting:

Name	Age	Director Since	Independent	Audit Committee	Compensation Committee(1)	Nominating Committee(2)

Class I Directors - Continuing in Office until the 2025 Annual Meeting
Teresa Briggs	61	May 2020	Yes	●
Blake J. Irving	63	August 2018	Yes		●	●
Daniel D. Springer	59	January 2017	No
Class II Directors - Nominees for Election at the Current Annual Meeting
James Beer	61	August 2020	Yes	●
Cain A. Hayes	53	December 2020	Yes		●
Allan Thygesen*	60	October 2022	No
Class III Directors - Continuing in Office until the 2024 Annual Meeting
Enrique Salem	57	August 2013	Yes	●
Peter Solvik	64	March 2006	Yes		●	●
Maggie Wilderotter**	68	March 2018	Yes
* President and CEO of DocuSign ** Board Chair ● = Committee Chair ● = Member
1.Formally named the Compensation and Leadership Development Committee (the “Compensation Committee”)
2.Formally named the Nominating and Corporate Governance Committee (the “Nominating Committee”)

DocuSign, Inc.	Proxy Statement	11

DIRECTORS AND CORPORATE GOVERNANCE
Director Skills Matrix
DocuSign is governed by a Board consisting of a highly experienced group of directors with a diversity of skills and backgrounds. This diversity of skills enables the Board to provide guidance to the Company from a multi-faceted and nuanced perspective. Our Board considers many skills and qualifications that our nominees and directors can bring to the Company, including:

Skill/Knowledge/Experience	T. Briggs	B. Irving	D. Springer	J. Beer	C. Hayes	E. Salem	P. Solvik	M. Wilderotter	A. Thygesen

Public or large scale private company CEO		●	●		●	●		●	●
Public or large scale private senior or C-suite executive	●		●	●	●		●
Public Board Member	●	●	●	●		●	●	●	●
Technology Industry senior executive		●	●	●		●	●	●	●
Vertical Industry company senior executive	●				●
Government / Non-profit					●
ACFE (Audit Committee Financial Expert)	●	●		●	●	●		●
Information Security / Cyber	●			●	●	●	●
Regulatory, Risk Management, Audit (direct oversight or board)	●			●	●
Corporate Governance	●				●	●	●	●
Marketing		●	●			●			●
Product / Engineering		●				●
Operational		●	●		●	●	●	●	●

12	Proxy Statement	DocuSign, Inc.

DIRECTORS AND CORPORATE GOVERNANCE
Board Diversity & Tenure

We believe that diverse teams can achieve better business results for all of our stakeholders. By focusing on building diverse, inclusive teams across every level and within each department, we hope to create an environment where everyone can contribute to our success. Our commitment to diversity is reflected in the composition of our Board, as shown below as of the date of this Proxy Statement filing. Diversity and tenure information for our Board as of March 31, 2022 is included in our definitive proxy for our 2022 Annual Meeting of Stockholders, as filed with the SEC on April 22, 2022.

Tenure	Race or Ethnicity	Gender

●	●	●	2 Women 7 Men
●	●	●
●	●	●

 Additionally, as a Nasdaq-listed company, we are required annually to publicly disclose certain demographic and gender statistics for our Board. Please see the Board Diversity Matrix below:

Board Diversity Matrix (As of March 31, 2023)

Board Size: 9
Part I: Gender	Male	Female	Non-Binary	Undisclosed
Number of Directors	7	2	—	—
Part II: Number of directors who identify in any of the categories below
African American or Black	1	—	—	—
Hispanic or Latinx	1	—	—	—
White	5	2	—	—

DocuSign, Inc.	Proxy Statement	13

DIRECTORS AND CORPORATE GOVERNANCE
Biographies
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
CLASS I DIRECTORS

Teresa Briggs has served on our Board since May 2020. From June 2013 to August 2019, Ms. Briggs served as Vice Chair & West Region Managing Partner of Deloitte LLP and from June 2011 to August 2019 as Managing Partner, San Francisco. Ms. Briggs also served as an adjunct member of Deloitte’s Center for Board Effectiveness. Ms. Briggs currently serves on the boards of directors of ServiceNow, Inc., a provider of software-as-a-service for managing businesses’ digital workflows; Snowflake Inc., a cloud-based data management company; and Warby Parker Inc., an eyeglasses brand company. Ms. Briggs previously served on the boards of directors of VG Acquisition Corp., a special purpose acquisition company and Deloitte USA LLP. Ms. Briggs is a CPA and holds a B.S. in Accounting from the University of Arizona, Eller College of Management.
We believe that Ms. Briggs possesses specific attributes that qualify her to serve as a member of the Board, including her extensive finance and audit background and board governance experience.

Teresa Briggs Age | 61 Director Since | May 2020 Committees | Audit

Blake J. Irving has served on our Board since August 2018. From January 2013 to January 2018, Mr. Irving served as the Chief Executive Officer of GoDaddy, Inc., a domain registrar and web hosting company. Mr. Irving previously served as the Executive Vice President and the Chief Product Officer at Yahoo! Inc, a web services provider; as Professor in the M.B.A. program at Pepperdine University; and in various senior and management roles at Microsoft Corporation, a multinational technology company, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving currently serves on the boards of directors of Autodesk Inc., a software company, and ZipRecruiter, Inc. Mr. Irving previously served on the board of directors of GoDaddy Inc. Mr. Irving holds a B.A. in Fine Arts from San Diego State University and an M.B.A. from Pepperdine University.
We believe that Mr. Irving possesses specific attributes that qualify him to serve as a member of the Board, including his significant public company leadership experience in the operations of large, complex companies.

Blake J. Irving Age | 63 Director Since | August 2018 Committees | Compensation and Nominating

Daniel D. Springer previously served as our President and Chief Executive Officer from January 2017 to June 2022 and has served on our Board since January 2017. From May 2015 to January 2017, Mr. Springer served as an Operating Partner at Advent International Corp., a private equity investment firm. Prior to Advent International Corp., Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Prior to joining Responsys, Inc., Mr. Springer served as the Managing Director of Modem Media, Inc., a marketing strategy and services firm, the Chief Executive Officer of Telleo, Inc., an internet services company, and Chief Marketing Officer of NextCard, Inc., a consumer credit company. Mr. Springer currently serves on the boards of directors of UI Path, a software company, and the Boys and Girls Club of San Francisco. Mr. Springer previously served on the board of directors of YuMe Inc., a digital advertising company. Mr. Springer holds a B.A. in Mathematics and Economics from Occidental College and an M.B.A. from Harvard University.
We believe that Mr. Springer possesses specific attributes that qualify him to serve as a member of the Board, including his former service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

Daniel D. Springer Age | 59 Director Since | January 2017 Committees | none

14	Proxy Statement	DocuSign, Inc.

DIRECTORS AND CORPORATE GOVERNANCE
CLASS II DIRECTORS

James Beer has served on our Board since August 2020. From February 2018 to June 2022, Mr. Beer served as Chief Financial Officer of Atlassian Corporation Plc, an enterprise software company. From September 2013 to December 2017, Mr. Beer served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. Prior to McKesson Corporation, Mr. Beer served as Executive Vice President and Chief Financial Officer of Symantec Corporation, now known as NortonLifeLock Inc., a cybersecurity company, where he managed the worldwide finance organization. Prior to his work at Symantec, Mr. Beer served as Chief Financial Officer of AMR Corp. and American Airlines Group Inc., AMR’s principal subsidiary. Mr. Beer currently serves on the board of directors of Alaska Air Group, parent company of Alaska Airlines. Mr. Beer previously served on the board of directors of Forescout Technologies, Inc., a network security software company. Mr. Beer holds a B.S. in Aeronautical Engineering from Imperial College, London University, and an M.B.A. from Harvard University.
We believe that Mr. Beer possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in corporate finance and with public technology companies.

James Beer Age | 61 Director Since | August 2020 Committees | Audit

Cain A. Hayes has served on our Board since December 2020. Since July 2021, Mr. Hayes has served as chief executive officer of Point32Health, a leading health and well-being organization that includes Harvard Pilgrim Health Care and Tufts Health Plan. From November 2018 to June 2021, Mr. Hayes served as President and Chief Executive Officer of Gateway Health Plan, a leading managed care organization. From April 2017 to November 2018, Mr. Hayes served as President and Chief Operating Officer of the Health Business for Blue Cross and Blue Shield of Minnesota, a Minnesota health plan organization. From November 2010 to March 2017, Mr. Hayes held a variety of senior executive leadership roles at Aetna, a managed care company, including President of National Accounts. Prior to Aetna, Mr. Hayes held senior executive roles at Nationwide Insurance and Principal Financial Group. Mr. Hayes holds a B.S. in Business Administration from Drake University, and an M.B.A. from Webster University. In addition, he has earned the Certified Employee Benefit Specialist (CEBS) designation from The Wharton School, University of Pennsylvania.
We believe that Mr. Hayes possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in managing and growing large complex organizations, and his experience in the financial services and healthcare industries, which are key market segments for DocuSign.

Cain A. Hayes Age | 53 Director Since | December 2020 Committees | Compensation

Allan Thygesen has served as our Chief Executive Officer, President and member of our Board since October 2022. Mr. Thygesen served as President, Americas & Global Partners at Google Inc. (a subsidiary of Alphabet Inc.) from June 2021 to October 2022, as President, Americas from February 2017 to May 2021, as President, Google Marketing Solutions from September 2014 to February 2017, and as Vice President, Global SMB Sales and Operations from September 2011 to September 2014. Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, enterprise software, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, Inc., an interactive television technology company, which he helped take public in 1999. He also served as a lecturer at the Stanford Graduate School of Business from 2014 to 2021. Mr. Thygesen has served on the board of directors of RingCentral, Inc. (NYSE: RNG) since October 2015 and has served on the boards of directors of various private companies. Mr. Thygesen holds an M.Sc. in Economics from the University of Copenhagen and an M.B.A. from Stanford University.
We believe that Mr. Thygesen possesses specific attributes that qualify him to serve as a member of the Board, including his service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

Allan Thygesen Age | 60 Director Since | October 2022 Committees | none

DocuSign, Inc.	Proxy Statement	15

DIRECTORS AND CORPORATE GOVERNANCE
CLASS III DIRECTORS

Enrique Salem has served on our Board since August 2013. Since July 2014, Mr. Salem has been a Partner at Bain Capital Ventures, a venture capital firm. Prior to Bain Capital, Mr. Salem served as President, Chief Executive Officer, and Chief Operating Officer, at Symantec Corp., now known as NortonLifeLock Inc., a cybersecurity company. Mr. Salem currently serves on the boards of directors of FireEye, Inc., an enterprise cybersecurity company, and Atlassian Corporation Plc, an enterprise software company. Mr. Salem previously served on the boards of directors of ForeScout Technologies, Inc., a network security software company, and Symantec Corp, now known as NortonLifeLock Inc. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.
We believe that Mr. Salem possesses specific attributes that qualify him to serve as a member of the Board, including his substantial board experience in addition to his cybersecurity, investment, management and senior leadership experience at technology companies.

Enrique Salem Age | 57 Director Since | August 2013 Committees | Audit

Peter Solvik has served on our Board since March 2006. Since 2011, Mr. Solvik has been a Managing Director at Jackson Square Ventures, a venture capital firm. Since 2002, Mr. Solvik has been a Managing Director at Sigma Partners, a venture capital firm. Previously, Mr. Solvik served as Chief Information Officer and Senior Vice President at Cisco Systems, Inc., an information technology and networking company. Mr. Solvik holds a B.S. in Business Administration from the University of Illinois at Urbana-Champaign College of Business.
We believe that Mr. Solvik possesses specific attributes that qualify him to serve as a member of the Board, including his extensive experience investing in and serving in senior leadership positions at technology companies.

Peter Solvik Age | 64 Director Since | March 2006 Committees | Compensation and Nominating

Maggie Wilderotter has served on our Board since March 2018 and as Board Chair since January 2019. From June 2022 to October 2022, Ms. Wilderotter served as our interim President and Chief Executive Officer. Since August 2016, Ms. Wilderotter has been Chairman and Chief Executive Officer of the Grand Reserve Inn, a luxury inn on Wilderotter Vineyards. Prior to Ms. Wilderotter’s role at Grand Reserve Inn, she served in various senior and management roles at Frontier Communications Corp., a telecommunications company, including as President and Chief Executive Officer. Ms. Wilderotter currently serves on the boards of directors of Costco Wholesale Corp., a wholesale retailer; Lyft, Inc., a ride-sharing service company; and Sana Biotechnologies, a biotechnology company. Ms. Wilderotter previously served on the boards of directors of Hewlett Packard Enterprise Co., a technology company; Frontier Communications Corp; Xerox Corp; DreamWorks Animation SKG Inc., an entertainment company; The Procter & Gamble Company, a consumer products company; Juno Therapeutics, Inc., a biopharmaceutical company; and Cadence Design Systems, an electronic design automation software and engineering services company. Ms. Wilderotter holds a B.A. in Economics from the College of the Holy Cross.
We believe that Ms. Wilderotter possesses specific skills and attributes that qualify her to serve as a member of the Board and as our Board Chair, including her significant public company leadership experience as both a board member and an officer, as well as her broad-ranging corporate experience, including senior leadership positions in the areas of marketing and technology.

Maggie Wilderotter Age | 68 Director Since | March 2018 Committees | none

16	Proxy Statement	DocuSign, Inc.

DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq’s listing rules and requirements, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation and Leadership Development Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation and Leadership Development Committee member. Additionally, our Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Mses. Briggs and Wilderotter and Messrs. Beer, Hayes, Irving, Salem and Solvik, representing seven of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and Nasdaq listing standards. In determining that Ms. Wilderotter is independent, the Board considered her former service as interim President and CEO, as well as the compensation received in connection with such service, and determined that such service and compensation does not interfere with her exercise of independent judgment in carrying out the responsibilities of a director. The eighth, Mr. Thygesen, currently serves as our President and Chief Executive Officer, and the ninth, Mr. Springer, previously served as our President and Chief Executive Officer until June 2022. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them as described in the section entitled “Transactions with Related Persons.”
The Board has an independent Board Chair, Ms. Wilderotter, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board as a whole. In order to promote these objectives, the Board appointed Peter Solvik as lead independent director during Ms. Wilderotter’s service as our interim Chief Executive Officer.
Board Meetings
Our Board is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. The Board held twenty meetings during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
It is our policy to encourage our directors and nominees for director to attend our annual meeting of stockholders. All of our continuing directors and nominees attended the 2022 Annual Meeting of Stockholders.

DocuSign, Inc.	Proxy Statement	17

DIRECTORS AND CORPORATE GOVERNANCE
Board Committees and Responsibilities
Our Board has established an Audit Committee, a Compensation and Leadership Development Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating Committee”). From time to time, our Board may establish other committees to facilitate the management of our business. In 2020, the Board established an M&A and Investments Committee to facilitate the review and approval of certain acquisitions and investment opportunities, and to provide additional long-term oversight over the effectiveness of completed transactions. The composition and responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Each committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing standards. Copies of the charters of our Audit Committee, Compensation Committee and Nominating Committee are posted on our website at investor.docusign.com. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
For additional detail regarding the Board oversight of risk management and ESG specifically, please see the sections entitled “Role of the Board in Risk Oversight” and “ESG Oversight.”

Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.
The principal duties and responsibilities of our audit committee include, among other things:
01helping our Board oversee the Company’s corporate accounting and financial reporting processes, systems of internal control, and financial statement audits and the integrity of the Company’s financial statements;
02managing the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firm engaged as the Company’s independent outside auditor for the purpose of preparing or issuing an audit report or performing audit services and for performing any non-audit services for which the Company may engage the auditor;
03reviewing any reports or disclosures required by applicable rules and regulations of the SEC and applicable Nasdaq rules, regulations and listing requirements, or such other stock exchange on which any of the Company’s capital stock is then listed;
04overseeing the organization and performance of the Company’s internal audit function;
05overseeing the Company’s risk assessment and risk management practices and policies, including with respect to cybersecurity risk;
06helping our Board oversee the Company’s legal and regulatory compliance;
07providing regular reports and information to the Board with respect to material issues within the scope of its responsibilities; and
08assisting with any additional duties and responsibilities that the Board mandates.

Members:
Teresa Briggs (Chair)
James Beer
Enrique Salem
Meetings held in FY23: 7
Committee Report:

All Committee members are independent and each member is determined to be an “audit committee financial expert,” as defined in applicable SEC rules and “financially sophisticated” as defined in applicable Nasdaq rules.

The Board has determined that each member of the Audit Committee is independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards), and qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these directors’ levels of knowledge and experience based on a number of factors, including formal education and experience as a chief financial officer for public reporting companies.

18	Proxy Statement	DocuSign, Inc.

DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee
The primary purpose of the Compensation Committee of the Board is to discharge the responsibilities of our Board to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
The principal duties and responsibilities of our Compensation Committee include, among other things:
01acting on behalf of the Board, pursuant to delegated authority, in order to oversee the Company’s compensation policies, plans and programs and review and determine the compensation to be paid to the Company’s executive officers and directors or recommend the same to the Board for approval;
02reviewing and discussing with management the Company’s disclosures contained under the caption “Executive Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements or similar documents;
03preparing and reviewing the Compensation Committee report on executive compensation included in the Company’s annual proxy statement (and incorporated by reference in the Company’s Form 10-K) in accordance with applicable rules and regulations of the SEC in effect from time to time;
04reviewing the Company’s strategy and policies relating to human capital management, including leadership development and succession planning for the Company’s Chief Executive Officer and other members of senior management; and
05performing the other responsibilities set forth in its charter as in effect from time to time.

Members: Blake Irving (Chair) Cain Hayes Peter Solvik Meetings held in FY23: 8 Committee Report: Page 75 All Committee members are independent.
The Board has determined each member of the Compensation Committee is independent under Nasdaq listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

DocuSign, Inc.	Proxy Statement	19

DIRECTORS AND CORPORATE GOVERNANCE

Nominating Committee
The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending for selection by the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and reviewing and recommending any amendments to our Corporate Governance Guidelines.
The Nominating Committee’s responsibilities include, among other things:
01overseeing all aspects of the Company’s corporate governance functions on behalf of our Board;
02making recommendations to our Board regarding corporate governance issues;
03periodically reviewing and recommending, as appropriate, desired Board qualifications, expertise, diversity and experience, including experience in technology, finance, management, corporate governance or any other areas the Nominating Committee expects to contribute to an effective Board;
04identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board;
05serving as a focal point for communication between such candidates, non-committee directors and the Company’s management;
06reviewing and evaluating incumbent directors;
07recommending that the Board select nominees for election or appointment to the Board; and
08making other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

Members: Peter Solvik (Chair) Blake Irving Meetings held in FY23: 7 All Committee members are independent.
Evaluation of Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically also considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

20	Proxy Statement	DocuSign, Inc.

DIRECTORS AND CORPORATE GOVERNANCE
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: c/o DocuSign, Inc., 221 Main Street, Suite 1550 San Francisco, California 94105, Attn: Corporate Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the full name and address of the stockholder on whose behalf the submission is made, the number of shares owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and any additional information required by our Bylaws. Our Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process, including strategic, financial, business, operational, cybersecurity, environmental, legal, regulatory and reputational risks and, more recently, inflation, interest rate increases, and regional or global conflicts, among others. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the independent Board Chair, majority-independent Board and independent Board committees provide a well-functioning and effective balance. Although the Board does not have a standing risk management committee, it administers this oversight function directly through the Board as a whole, through the Audit Committee (with respect to financial risk exposures and other areas within its oversight), and through its other standing committees that address risks inherent in their respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is then the responsibility of the committee chairs to report findings regarding material risk exposures to the Board, as appropriate. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk and mitigations appropriate for the Company.

Committee	Areas of Focus

Audit Committee
•Considers and discusses any major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.
•Oversees risks associated with cybersecurity, information security and data privacy, and regularly reviews with management the Company’s data security programs and assessment, management and mitigation of such risks.
•Monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Nominating & Corporate Governance Committee	•Oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning.
Compensation & Leadership Development Committee	•Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

DocuSign, Inc.	Proxy Statement	21

DIRECTORS AND CORPORATE GOVERNANCE
Cybersecurity Risk Oversight
Securing the information of our users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative controls on data security, and have defined procedures for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our Board, our Audit Committee, and management. Accordingly, our management team provides regular cybersecurity updates to our Board and regular updates on cyber risk management to the Audit Committee. We also maintain information security risk insurance coverage.
ESG Oversight
We are dedicated to making our business a positive force for our customers, employees, communities and environment. As a company whose products contribute to a more sustainable future by reducing paper and other waste, environmental and social responsibility is a tenet of our company culture as we believe it provides long-term value to our company and our stockholders. Accordingly, we have adopted several initiatives and strategies that reflect our core values and commitment to upholding our corporate responsibilities. Our Board has overall responsibility for overseeing ESG matters impacting our business, assisted by our Nominating Committee. Additionally, all of our Board committees also consider and address ESG matters affecting their areas of responsibility, and periodically report to the full Board with respect to (and may make recommendations regarding) those matters, as summarized below.

Audit Committee	Nominating Committee	Compensation Committee

Supporting ESG oversight role, focusing on:	Central ESG oversight role, focusing on:	Supporting ESG oversight role, focusing on:

•ethical compliance •risk oversight relating to ESG initiatives and disclosure controls and procedures	•social responsibility •environmental impact & sustainability •governance, director succession, Board refreshment & diversity	•executive compensation •pay equity •diversity, equity & inclusion •human capital management •leadership development & executive succession
Full Board maintains overall responsibility for ESG oversight & risk oversight
For more information on our ESG-related programs and initiatives, see the section entitled “Environmental, Social and Governance (ESG)” or our investor relations website at investor.docusign.com under the heading “ESG.”

22	Proxy Statement	DocuSign, Inc.

Communications and Policies
Communications with Our Board of Directors
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board of Directors or the individual director, care of our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, CA 94105. The communication should indicate that it contains a stockholder or interested party communication. Our Chief Legal Officer or his or her designee, in consultation with appropriate directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to our Board Chair. Abusive, threatening or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
Code of Business Conduct and Ethics
We currently have a Code of Business Conduct and Ethics (“Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at investor.docusign.com. The Audit Committee is responsible for reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and regulations, including the Code of Conduct. We intend to disclose on our website at investor.docusign.com any amendments to the Code of Conduct, or any waivers of its requirements for directors and executive officers, as required by applicable law or Nasdaq listing standards. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines in order to ensure that the Board can effectively review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are intended to align the interests of directors and management with those of the Company’s stockholders, and are reviewed regularly, including during fiscal 2023, to ensure continued alignment of interests and consistency with best market practices. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.docusign.com.

DocuSign, Inc.	Proxy Statement	23

Director Compensation
Non-Employee Director Compensation Policy
The Compensation Committee, after considering the information, analysis and recommendations provided by Compensia, its independent compensation consultant, including data regarding compensation paid to non-employee directors by companies in our “peer group” (as described in the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2023 Compensation Peer Group”), evaluates the appropriate level and form of compensation for non-employee directors and recommends compensation changes to the Board when appropriate. All compensation for non-employee directors is made pursuant to our Non-Employee Director Compensation Policy (amended and restated as of May 28, 2021), which our Compensation Committee reviews annually. No changes were made to our Non-Employee Director Compensation Policy during fiscal 2023. Additionally, our 2018 Equity Incentive Plan limits the maximum number of shares of our common stock subject to an equity award that may be granted during any single year to any non-employee director, taken together with any cash fees paid for Board service during such year, to no more than $600,000 in total value.
For fiscal 2023, annual compensation for non-employee directors consisted of:

Board Fees(1)	Fiscal Year 2023

Cash Retainer	$40,000
Annual Restricted Stock Unit Awards for Continuing Directors(2):	Equal to $225,000 divided by the closing price of the Company’s common stock on the grant date
Initial Restricted Stock Unit Awards for New Directors(3):	Equal to $450,000 divided by the closing price of the Company’s common stock on the grant date

Committees and Non-Employee Chair Fees

Board Chair(4)	$90,000
Lead Independent Director(4)	$90,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$18,000
Nominating Committee Chair	$10,000
Non-chair Audit Committee Member	$12,500
Non-chair Compensation Committee Member	$ 9,000
Non-chair Nominating Committee Member	$ 5,000
1.All cash compensation to directors is paid in quarterly installments in arrears following each fiscal quarter, pro-rated for any partial service.
2.The annual restricted stock unit awards are granted annually on the date of our annual meeting of stockholders and generally vest in four equal quarterly installments, with the fourth installment vesting on the earlier of the next annual meeting or the one-year anniversary of the date of grant. All annual grants will vest in full upon a change in control transaction.
3.Each new non-employee director receives a restricted stock unit grant upon joining the Board. The restricted stock unit awards vest over three years in equal quarterly installments. All initial grants will vest in full upon a change in control transaction.
4.The fee is only paid to a non-employee Board Chair or Lead Independent Director, as applicable, and is in lieu of the base cash retainer fee of $40,000.

24	Proxy Statement	DocuSign, Inc.

DIRECTOR COMPENSATION
Non-Employee Director Compensation - Fiscal 2023
The following table provides information regarding total compensation, in accordance with our non-employee director compensation policy, for our non-employee directors for their service in the fiscal year ended January 31, 2023.

Name(1)	Fees Earned and Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

James Beer	52,500	224,949	277,499
Teresa Briggs	65,000	224,949	289,949
Cain A. Hayes	36,750	224,949	261,699
Blake J. Irving	63,000	224,949	287,949
Enrique Salem	52,500	224,949	277,449
Peter Solvik (3)	74,625	224,949	299,574
Inhi Cho Suh (4)	37,875	—	37,875
Maggie Wilderotter (5)	69,475	224,949	294,324
1.Mr. Thygesen did not receive any compensation for his service as a director. Mr. Springer received no compensation for his service as director, other than continued vesting under his equity awards. Ms. Wilderotter did not receive compensation for her service as a director during her tenure as interim CEO of DocuSign. Ms. Suh ceased to receive compensation for her service as a director upon her resignation from the Board and the commencement of her employment with the Company. Please see the section entitled “Summary Compensation Table” for a summary of payments made to each of Messrs. Springer and Thygesen and Mses. Wilderotter and Suh, which, in the case of Mses. Wilderotter and Suh, includes the aggregate payments that each received as a director and as an executive officer.
2.The amounts reflect the full grant date fair value for awards granted during fiscal 2023. The grant date fair value was computed in accordance with Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. See Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, for the valuation assumptions and other related information. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
3.Mr. Solvik was appointed to serve as the Lead Independent Director effective June 16, 2022. Mr. Solvik ceased to serve as the Lead Independent Director effective October 9, 2022. Mr. Solvik received cash compensation, pro-rated, for his service as Lead Independent Director as set forth in the above table.
4.Ms. Suh is a former member of the Board, ending her service on July 5, 2022, the date on which she was appointed President, Product and Engineering. Ms. Suh ceased to be eligible for director compensation at such time. Prior to such time, Ms. Suh received compensation for her service as a non-employee member of our Board as set forth in the table above. Ms. Suh vested in her RSUs that were granted to her in her capacity as a director prior to her appointment as our President, Product and Engineering.
5.Ms. Wilderotter served as interim CEO from June 20, 2022 to October 9, 2022, and received compensation for such interim CEO service as described further below in the section entitled “Summary Compensation Table”. During her service as interim CEO, Ms. Wilderotter did not receive any cash compensation in her capacity as a director, although she continued to vest in her RSUs that were granted to her in her capacity as a non-employee director during her tenure as interim CEO.

DocuSign, Inc.	Proxy Statement	25

DIRECTOR COMPENSATION
The following table provides information regarding the number of shares subject to outstanding RSUs held by each director as of January 31, 2023 and granted in accordance with our Non-Employee Director Compensation Policy described above. Please note that the table does not include equity awards granted to Mses. Wilderotter or Suh in connection with their respective appointments as our interim CEO and President, Product and Engineering.

Name	Outstanding RSU Awards	Shares Subject to Outstanding Options

James Beer	1,808	—
Teresa Briggs	1,820	—
Cain A. Hayes	1,961	—
Blake J. Irving	1,343	—
Enrique Salem	1,343	12,500
Peter Solvik	1,343	—
Inhi Cho Suh (1)	—	—
Maggie Wilderotter (2)	1,343	3,000
1.Ms. Suh is a former member of the Board, ending her service on July 5, 2022. Ms. Suh vested in her RSUs that were granted to her in her capacity as a director prior to her appointment as our President, Product and Engineering. Ms. Suh was granted additional RSUs in her capacity as our President, Product and Engineering, which are presented in the section entitled “Summary Compensation Table” summarizing NEO compensation.
2.Ms. Wilderotter was granted additional RSUs in her capacity as interim CEO, which are presented in the section entitled “Summary Compensation Table” summarizing NEO compensation, and for which no further vesting occurred as of October 9, 2022.

26	Proxy Statement	DocuSign, Inc.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each Named Executive Officer; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. For our directors and director nominees, Named Executive Officers and current directors and executive officers as a group, the information in the table is as of March 15, 2023 and for other stockholders, the information is as of December 31, 2022 based on their filings with the SEC.
Except as set forth below, the address of each stockholder listed in the following table is DocuSign, Inc., 221 Main St., Suite 1550, San Francisco, California 94105. In accordance with SEC rules, applicable percentage ownership for our directors and executive officers in the following table is based on 202,598,596 shares of our common stock outstanding as of March 15, 2023, plus, as applicable, each holder’s options or other equity awards vesting or exercisable within 60 days thereof.

Name and Address of Beneficial Owner	Number of Shares	(%)

The Vanguard Group(1) 100 Vanguard Boulevard, Malvern, PA 19355	19,056,614	9.4
BlackRock, Inc.(2) 55 East 52nd Street, New York, New York 10055	13,391,517	6.6
Directors and Named Executive Officers
James Beer(3)	11,045	*
Teresa Briggs(4)	6,660	*
Cain A. Hayes(5)	4,228	*
Blake J. Irving(6)	14,914	*
Enrique Salem(7)	168,639	*
Peter Solvik(8)	245,063	*
Maggie Wilderotter(9)	52,415	*
Daniel D. Springer(10)	3,187,028	1.6
Cynthia Gaylor(11)	85,337	*
Allan Thygesen(12)	22,994	*
Inhi Cho Suh	12,230	*
Stephen Shute(13)	175,891	*
James Shaughnessy(14)	7,900	*
Current Directors and Executive Officers as a Group (14 Persons)(15)	36,442,475	17.8
*    Represents beneficial ownership of less than one percent.
1.Based upon a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The Vanguard Group reported that it has no sole voting power, sole dispositive power with respect to 18,622,180 shares of common stock, shared voting power of 157,494 shares of common stock and shared dispositive power of 434,434 shares of common stock.

DocuSign, Inc.	Proxy Statement	27

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
2.Based upon a Schedule 13G/A filed with the SEC on February 7, 2023 by BlackRock, Inc., on behalf of itself, BlackRock Life Limited, BlackRock International Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. BlackRock, Inc. reported that it has sole voting power with respect to 12,273,157 shares of common stock, sole dispositive power with respect to 13,391,517 shares of common stock, and no shared voting or shared dispositive power.
3.Includes (i) 5,543 shares of common stock held indirectly by Mr. Beer in trust and (ii) 826 RSUs that vest within 60 days of March 15, 2023.
4.Includes 909 RSUs that vest within 60 days of March 15, 2023.
5.Includes 825 RSUs that vest within 60 days of March 15, 2023.
6.Includes 671 RSUs that vest within 60 days of March 15, 2023.
7.Includes (i) options exercisable for 12,500 shares of common stock within 60 days of March 15, 2023 and (ii) 671 RSUs that vest within 60 days of March 15, 2023.
8.Includes (i) 232,272 shares of common stock held indirectly by Mr. Solvik in trust, in children’s trusts, in family partnership and by spouse and (ii) 671 RSUs that vest within 60 days of March 15, 2023.
9.Includes (i) options exercisable for 3,000 shares of common stock within 60 days of March 15, 2023 and (ii) 671 RSUs that vest within 60 days of March 15, 2023.
10.Includes (i) options exercisable for 1,799,686 shares of common stock within 60 days of March 15, 2023; (ii) 21,803 RSUs that vest within 60 days of March 15, 2023; and (iii) 139,825 shares of common stock held indirectly by Mr. Springer in trust.
11.Includes 54,055 RSUs that vest within 60 days of March 15, 2023.
12.Includes 22,994 RSUs that vest within 60 days of March 15, 2023.
13.Includes 175,891 RSUs that vest within 60 days of March 15, 2023.
14.Includes 5,863 RSUs that vest within 60 days of March 15, 2023.
15.Includes (i) options exercisable for 1,815,186 shares of common stock within 60 days of March 15, 2023; and (ii) 285,850 RSUs that vest within 60 days of March 15, 2023.

28	Proxy Statement	DocuSign, Inc.

Fiscal Year 2024 Executive Officers
The following table provides certain information about DocuSign’s executive officers serving as of April 1, 2023.

Current Officers	Name	Age*	Position(s)

	Allan Thygesen	60	President and Chief Executive Officer
	Cynthia Gaylor	49	Chief Financial Officer
	Inhi Cho Suh	47	President, Product and Engineering
	Stephen Shute	52	President, Worldwide Field Operations
	James P. Shaughnessy	68	Chief Legal Officer
	Robert Chatwani	47	President and General Manager, Growth
*Ages as of January 31, 2023.
Fiscal 2024 Executive Officer Biographies
For information regarding Mr. Thygesen, please refer to the section entitled “Directors and Corporate Governance—Biographies” above.
Cynthia Gaylor has served as our Chief Financial Officer since September 2020. From May 2016 until December 2019, Ms. Gaylor served as Senior Vice President and Chief Financial Officer of Pivotal Software, Inc., a multinational software and services company. Ms. Gaylor also previously served as the Head of Corporate Development at Twitter, Inc., a social networking platform. Prior to Twitter, Ms. Gaylor was a Managing Director at Morgan Stanley, a multinational investment bank and financial services company, serving in various positions in the technology investment banking group. Ms. Gaylor previously served on our Board and as our Audit Committee chair prior to her current position with us. Ms. Gaylor holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.
On March 8, 2023, Ms. Gaylor notified the Company of her intention to resign, effective June 15, 2023. Please see the section entitled “Employment Agreements and Potential Payments—Employment Contracts and Agreements” for further information regarding Ms. Gaylor’s resignation.

DocuSign, Inc.	Proxy Statement	29

FISCAL YEAR 2024 NAMED EXECUTIVE OFFICERS
Inhi Cho Suh has served as our President, Product and Engineering since July 2022. Ms. Suh previously served on our Board from August 2018 to July 5, 2022. From January 2021 to May 2022, Ms. Suh served as the Head of Business Development for Strategic Partnerships at IBM. Ms. Suh previously served in various senior and management roles at IBM, including General Manager of Watson Customer Engagement Applications from January 2018 to January 2021; General Manager for IBM Collaboration Solutions from February 2016 to January 2018; Vice President, Strategy and Business Development; General Manager, Big Data; and as Vice President, Product Management and Strategy, Information Management Software. Ms. Suh holds a B.S. in Biology, History and Women’s Studies from Duke University and a J.D. from North Carolina Central University School of Law.
Stephen Shute has served as our President, Worldwide Field Operations since May 2022. From 2015 to March 2022, Mr. Shute served in various roles of increasing responsibility at SAP SE, an enterprise software company, including most recently as President, Global Sales & GTM from July 2021 to March 2022; Global Executive Vice President and Chief Operating Officer, Customer Success from January 2019 to June 2021; Executive Vice President and Chief Business Officer, Americas from July 2017 to December 2018; and Chief Operating Officer North America from 2015 to July 2017. Mr. Shute currently serves as a board advisor to Coveo Solutions Inc., an AI-powered relevance software company. Mr. Shute holds a B.A. in Accounting from the University of Dayton and an M.B.A. from the University of Notre Dame’s Mendoza College of Business.
James Shaughnessy has served as our Chief Legal Officer since May 2022. From 2011 to 2022, Mr. Shaughnessy served in various roles at Workday, Inc., an enterprise software company, including as Senior Advisor, Corporate Affairs from April 2021 to May 2022; Executive Vice President, Corporate Affairs from September 2019 to April 2021; and Senior Vice President, General Counsel & Secretary from 2011 to September 2019. From 2007 to 2011, Mr. Shaughnessy served as Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. From 2005 to 2007, Mr. Shaughnessy served as Senior Vice President and General Counsel of Lenovo Group Ltd. In 2004, Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft, and prior to 2004, he held various senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy holds a B.A. in Political Science from Northern Michigan University and a Master’s degree in Public Policy and a J.D. from the University of Michigan.
Robert Chatwani has served as our President and General Manager, Growth since February 2023. From March 2017 to February 2023, Mr. Chatwani served as Chief Marketing Officer at Atlassian, Inc., a SaaS company. Prior to Atlassian, Mr. Chatwani served as Chief Revenue & Marketing Officer for social e-commerce platform Spring. Mr. Chatwani also previously served in various roles of increasing responsibility at eBay Inc., including most recently as Chief Marketing Officer of North America. Mr. Chatwani holds a B.S. in marketing from DePaul University and an M.B.A. from UC Berkeley Haas School of Business.

30	Proxy Statement	DocuSign, Inc.

Executive Compensation Discussion and Analysis
Fiscal 2023 Named Executive Officers
During fiscal 2023, our named executive officers (“NEOs”) were:

Current Officers	Age*	Position(s)

Allan Thygesen(1)	60	President and Chief Executive Officer
Cynthia Gaylor	49	Chief Financial Officer
Inhi Cho Suh(2)	47	President, Product and Engineering
Stephen Shute(3)	52	President, Worldwide Field Operations
James P. Shaughnessy(4)	68	Chief Legal Officer
Previous Officers

Daniel D. Springer(5)	59	Former President and Chief Executive Officer
Maggie Wilderotter(6)	67	Board Chair; Former Interim President and Chief Executive Officer
*Ages as of January 31, 2023.
1.Mr. Thygesen joined DocuSign as our President and Chief Executive Officer (“CEO”) on October 9, 2022.
2.Ms. Suh joined DocuSign as our President, Product and Engineering on July 5, 2022. Ms. Suh previously served as a member of our Board and as a member of the Nominating and Corporate Governance Committee and the Compensation and Leadership Development Committee.
3.Mr. Shute joined DocuSign as our President, Worldwide Field Operations on May 9, 2022.
4.Mr. Shaughnessy joined DocuSign as our Chief Legal Officer on May 31, 2022.
5.Mr. Springer served as President and CEO until June 20, 2022, and currently serves as a director on our Board.
6.Ms. Wilderotter served as interim CEO from June 20, 2022 to October 9, 2022, and currently serves as a director and Board Chair.
Executive Summary
The following sections (and the Summary Compensation Table and other tables following this section) describe the fiscal 2023 compensation of our NEOs. “Fiscal 2023” refers to our fiscal year ended January 31, 2023. There are no family relationships between any of our directors, nominees or executive officers.
Executive Leadership Transitions in Fiscal 2023
During fiscal 2023, our Board worked carefully to ensure a smooth leadership transition in connection with Mr. Springer’s resignation from his role as President and CEO, effective June 20, 2022. The Board established an ad hoc committee to oversee the search for a permanent CEO and appointed Ms. Wilderotter as interim CEO to lead the executive team during the transition period. The appointment of Ms. Wilderotter, our Board Chair and a member of our Board since March 2018, who is deeply familiar with our business, enabled us to benefit from continuity in leadership and engage in a thorough and deliberate succession planning process. Following an extensive search, our Board appointed Mr. Thygesen as our President and CEO, and as a member of our Board, each effective October 9, 2022; Ms. Wilderotter then resigned as interim CEO. Ms. Wilderotter continues to serve as a Class III director and Board Chair.

DocuSign, Inc.	Proxy Statement	31

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
We believe Mr. Thygesen, who served in various roles at Google Inc. (a subsidiary of Alphabet Inc.) from September 2014 to September 2022, including as President, Americas & Global Partners, President, Americas and as President, Google Marketing Solutions, has extensive industry knowledge and highly relevant experience fundamental to our continued growth and commitment to the creation of sustainable stockholder value. Please see the section entitled “—Chief Executive Officer Transition and Agreements” below for a detailed discussion of these developments and the compensation provided to Ms. Wilderotter and Mr. Thygesen in their non-director roles.
We carried out several other transitions on our executive leadership team in fiscal 2023. In May 2022, Mr. Shaughnessy was appointed as our Chief Legal Officer and Mr. Shute as our President, Worldwide Field Operations. In July 2022, Ms. Suh resigned from our Board and was appointed as our President, Product and Engineering.
Executive Compensation Highlights in Fiscal 2023
The Compensation and Leadership Development Committee of our Board (referred to in this Executive Compensation Discussion and Analysis as the “Committee”) continues to believe that executive compensation should be directly linked to strong financial and operational performance and the creation of long-term value for our stockholders. To incentivize strong financial and operational performance and long-term value creation, our cash incentive and equity compensation plans for fiscal 2023 incorporated performance metrics that aligned with the key drivers of our success and the health of our business. We used the performance metrics listed in the table below for our NEOs’ fiscal 2023 annual cash bonus plan and three-year TSR-based PSUs awarded during fiscal 2023. In addition, Mr. Thygesen received a stock price-based PSU award, which is described below in detail in the section entitled “—Chief Executive Officer Transition and Agreements.”

For Our CEO and all NEOs(1) for Full Year; and For Second Half of FY23 for President, WW Field Operations(2)	For Our President, WW Field Operations for First Half of FY23(2)

• Net New Monthly Recurring Revenue (NNMRR)	• Net New Monthly Recurring Revenue (NNMRR)
• Adjusted Operating Income	• Adjusted Operating Income
• Revenue	• Relative TSR
• Relative TSR
1.Excludes the first half of fiscal 2023 for our President, Worldwide Field Operations, Mr. Shute.
2.Mr. Shute was originally assigned to a sales commission plan in use at the time of his hire until the end of the first half of fiscal 2023. Mr. Shute’s second half company incentive plan bonus was aligned with the rest of the NEOs due to transitions within the executive team and two organizational restructurings, with one heavily concentrated within the sales organization. See the section entitled “—Sales Commission Plan for Mr. Shute” below for more information.

32	Proxy Statement	DocuSign, Inc.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
See the section entitled “Compensation Elements—Performance Metrics and Targets” below for definitions and more information about these performance metrics. Our Committee took the following key actions with respect to the compensation of our NEOs for and during fiscal 2023:

Executive Leadership Transitions
Please see above and the section entitled “—Chief Executive Officer Transition and Agreements” below for a detailed discussion of these developments and the compensation provided to each of Ms. Wilderotter and Mr. Thygesen in their non-director roles.

Named Executive Officer Retention Program	Implemented retention agreements for certain non-CEO executives, extending enhanced severance protections through June 2023, which in March 2023 were extended through December 2023. For further information, see the section entitled “Employment Agreements and Potential Payments” below.
Fiscal 2023 Base Salaries
•Maintained former CEO base salary at same level as in fiscal 2022.
•Established base salary of our new NEOs taking into account competitive market data and arm’s length negotiations.
•Adjusted base salary of other NEOs, taking into account competitive market data and executive performance.

Fiscal 2023 Semi-Annual Cash Incentive & Sales Commission Plans
Target Bonuses: Maintained target bonus percentages at the same level as in fiscal 2022 for our NEOs, except for Ms. Gaylor, whose target bonus percentage increased from 50% to 100%.
Performance Goals and Achievement:
•The payout for our former CEO and other then-serving NEOs in our Company Incentive Plan was 63.8% of target for the first half of the fiscal year.
•The payout for our NEOs (other than our former CEO and interim CEO) in our Company Incentive Plan was 59.3% of target for the second half of the fiscal year.
•The payout for our President, Worldwide Field Operations was 5.7% of target for the first half of the fiscal year under his sales commission plan, and 59.3% of target for the second half of the fiscal year under our Company Incentive Plan.(1)
For further information, see the section entitled “—Annual Cash Incentives” below.

Fiscal 2023 Long-Term Incentive Program
Granted long-term equity awards to our NEOs (other than our former CEO and interim CEO):
•Restricted stock units: Generally vesting over four years based on continued employment as of each vesting date.
•Performance-based restricted stock units: PSUs based on our relative total stockholder return (TSR) measured against the Nasdaq Composite Index over a three-year period and the NEO’s continued employment through duration of performance period.
For further information, see the section entitled “—Long-Term Equity Incentives” below.
For information on equity awards granted to our CEO and interim CEO, see the section entitled “—Chief Executive Officer Transition and Agreements” below.

1.For the first half of the fiscal year, Mr. Shute participated in a sales commission plan, prorated for his length of service, and for the second half of the fiscal year Mr. Shute participated in our Company Incentive Plan.

DocuSign, Inc.	Proxy Statement	33

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Chief Executive Officer Transition and Agreements
Appointment of Allan Thygesen as Chief Executive Officer
Mr. Thygesen was appointed as our President and CEO and as a member of our Board, effective October 9, 2022. In hiring Mr. Thygesen, the Board and the Committee prepared the compensation package described below to align Mr. Thygesen’s compensation with stockholder interests. The Board and the Committee believed that the compensation package would drive the greatest stockholder value, performance and long-term success for DocuSign, while attracting Mr. Thygesen to DocuSign and retaining and motivating him after joining us. It was important that we provided Mr. Thygesen with a compensation package that was competitive with those of experienced leaders at other major global companies, with performance-based compensation as an important element of his pay that would provide him the opportunity to build meaningful ownership with the creation of sustained long-term value for stockholders. In developing the compensation package for Mr. Thygesen, the Board and Committee reviewed an analysis of competitive market data prepared by the Committee’s independent compensation consultant and gave careful consideration to, among other factors, the compensation structure and amounts that were appropriate and necessary to incentivize Mr. Thygesen to join us as our CEO; Mr. Thygesen’s depth of knowledge and unique ability to execute on our strategy; and our desire to use his compensation to incentivize achievement of our strategic objectives and provide sufficient retention goals. Below is a detailed description of Mr. Thygesen’s compensation package, which tightly links pay with performance.
As described above, Mr. Thygesen’s new hire compensation primarily consisted of equity awards that serve to drive incentives toward achievement of our strategic objectives and align interests with those of our stockholders, and the vesting periods emphasize sustained execution and value creation. Likewise, the aggregate value of the equity awards was determined to be appropriate to incentivize Mr. Thygesen to become our CEO. Additionally, the Compensation Committee determined that the blend of time-based RSUs, TSR PSUs and a PSU subject to achievement of three increasingly difficult stock price targets over seven years, provided a durable mix of retention incentive plus immediate alignment with our stockholders.
In connection with his appointment, Mr. Thygesen entered into an offer letter containing the principal terms and conditions of his employment as our President and CEO (the “Thygesen Offer Letter”). The Thygesen Offer Letter provides for the following, among other things, (i) an initial annual base salary of $1,000,000; (ii) an annual target cash bonus up to 100% of the amount of his then-current base salary (limited to 60% of the second half of his annual bonus for fiscal 2023, with any earned bonus amount for such second half prorated based on his actual service during that period); and (iii) the equity awards described below.
Sign-On RSU Award. Mr. Thygesen received an award of RSUs with a target value of $20,000,000, subject to his continuous service with DocuSign on the one-year anniversary of his employment start date (the “Sign-On RSU Award”).
FY23 RSU Award. Mr. Thygesen received an award of RSUs with a target value of $10,000,000, vesting quarterly over four years, subject to his continuous service with DocuSign (the “FY23 RSU Award”).
TSR PSU Award. Mr. Thygesen received an award of performance-based RSUs (the “TSR PSU Award”) with a target value of $10,000,000, subject to the achievement of certain pre-established performance metrics. Mr. Thygesen is eligible to earn up to 200% of the TSR PSU Award upon “maximum” level achievement of the applicable performance metrics. The terms of Mr. Thygesen’s TSR PSU Award are substantially identical to those of the other TSR PSU Awards that were granted to certain other executive officers during fiscal 2023, except that the TSR measurement periods are tied to Mr. Thygesen’s employment start date.
The TSR PSU Award is subject to both (i) the achievement of performance goals related to DocuSign’s relative TSR as measured against the Nasdaq Composite Index over a three-year performance period, determined at the end of one-year, two-year and three-year performance periods with performance capped at 1/3rd of the Target TSR PSUs for the first and second performance periods and (ii) Mr. Thygesen’s continuous service as our CEO, or as our Executive Chairman under certain circumstances (as applicable, the “CEO Service”), through the end of the applicable performance period.
SVC PSU Award. Mr. Thygesen received an award of performance-based RSUs subject to certain stock price targets (the “Stockholder Value Creation (SVC) PSU Award”), as described below. The SVC PSU Award was designed to drive value creation over the long term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained, meaningful increases in stockholder value over a performance period of up to seven years. The Committee believes that we have a considerable opportunity to continue to deliver significant stockholder value. By further linking Mr. Thygesen’s compensation to the performance of our stock price so that he does not realize value with respect to the SVC PSU Award unless

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
all our stockholders benefit from substantial value creation, the SVC PSU Award was designed to ensure that his compensation is aligned with stockholder interests. The SVC PSU Award incentivizes significant and sustained performance, with vesting only occurring at stock price targets significantly above our current stock price (as shown in the table below) and only if the stock price is sustained at or above the target level over a trailing 90 calendar-day period, as described below. Moreover, the SVC PSU Award was designed to drive our strategic direction and value creation over the long-term by encouraging leadership continuity and motivating Mr. Thygesen with equity that rewards him for providing sustained meaningful increases in stockholder value over a seven-year period, which is significantly longer than the typical four-year vesting period of equity awards previously granted to our executive officers. The SVC PSU Award is the largest single component of Mr. Thygesen’s comprehensive compensation package, which is intended to holistically achieve long-term value creation for our stockholders by rewarding achievement of performance objectives in both the short term (i.e., through the achievement of financial performance objectives pursuant to our annual bonus plan) and long term (i.e., through the TSR PSU Award and SVC PSU Award, which vest upon the achievement of certain multi-year performance metrics aligned to stockholder value).
The SVC PSU Award is divided into six tranches (each, a “Tranche”) that each require achievement of a stock price target (each, a “Stock Price Target”) as set forth in the Stock Price Target Table below. Each of Tranches 1 through 5 represent the right to acquire the number of shares of our common stock in the table below, with such shares vesting if the applicable Stock Price Targets are achieved within five years of Mr. Thygesen’s employment start date (the “5-Year Performance Period”). Tranche 6 represents the right to acquire the number of shares of our common stock in the table below, with such shares vesting if the applicable Stock Price Target is achieved within seven years of Mr. Thygesen’s employment start date (the “7-Year Performance Period”).
Share Price Targets Table

Performance Period	Tranche	Tranche Value ($)	Number of PSUs	Share Price Target as % Increase from SVC Baseline Price	Share Price Target ($)

5-Year Performance Period	1	7,700,000	303,901	25%	67.95 (“Threshold”)
	2	7,700,000	303,901	80%	97.85
	3	7,700,000	303,901	120%	119.59
	4	7,700,000	303,901	233%	181.02
	5	7,700,000	303,901	317%	226.68
7-Year Performance Period	6	11,500,000	662,551	483%	316.92 (“Maximum”)
A Stock Price Target will be achieved if the average daily closing price of our common stock on the Nasdaq Global Select Market for ninety (90) calendar days equals or exceeds the applicable Stock Price Target during the applicable performance period.
For each achieved Tranche, 50% of the achieved PSUs will vest upon the later of its achievement and the one-year anniversary of the grant date (the “One-Year Anniversary”), and the remaining 50% will vest on the two-year anniversary of its achievement, subject to Mr. Thygesen’s continuous CEO Service through such dates.
Investment RSU Award. In addition, if Mr. Thygesen purchases shares of our common stock in the open market during the six-month period following the CEO Start Date (the “Investment Shares”), up to a limit of $7,500,000 in aggregate purchase price, and in all cases subject to our insider trading policies and certain other limitations set forth in the Thygesen Offer Letter, Mr. Thygesen will receive an award of RSUs for an equal number of shares. The Investment RSU Award will vest over two years, subject to Mr. Thygesen’s continuous service through each such vesting date. The Investment RSU Award and shares issued in respect thereof are subject to partial or total forfeiture in the event Mr. Thygesen sells or otherwise disposes of the Investment Shares (other than upon a change in control) within two years following the applicable Investment RSU Award grant date. If Mr. Thygesen does not acquire shares of our common stock as described above, the Investment RSU Award will not be granted. As of January 31, 2023, Mr. Thygesen had not satisfied the purchase condition of this Investment RSU Award.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Sign-On RSU Award, FY23 RSU Award, TSR PSU Award, the SVC PSU Award and the Investment RSU Award are subject to the terms and conditions of our 2018 Equity Incentive Plan and the applicable award agreements.
Qualifying Termination. Pursuant to the Thygesen Offer Letter, we will provide certain payments and benefits to Mr. Thygesen in the event of his termination without “Cause” or resignation for “Good Reason”, either of which are referred to as a “Qualifying Termination,” whether outside of or in connection with a change in control, subject to Mr. Thygesen’s delivery of a release of claims in favor of DocuSign. See the section entitled “Employment Agreements and Potential Payments” below for a discussion of such payment and benefits, including a discussion of the impact of a Qualifying Termination or change in control on the TSR PSU and the SVC PSU.
Appointment of Maggie Wilderotter as Interim Chief Executive Officer
In order to facilitate a successful leadership transition, the Board appointed Ms. Wilderotter, our Board Chair and a member of our Board since 2018, as interim President and CEO effective June 20, 2022. On October 9, 2022, Ms. Wilderotter’s service as interim President and CEO terminated in connection with Mr. Thygesen’s commencement of service as our President and CEO. Ms. Wilderotter continues to serve as a Class III director and Board Chair.
In connection with her interim role and in recognition of Ms. Wilderotter’s expanded responsibilities and stewardship during our leadership transition, Ms. Wilderotter entered into an offer letter which set forth the principal terms and conditions of her employment as interim President and CEO, including, among other things: (i) her initial base salary at the annualized rate of $734,000; (ii) a monthly service bonus payment of $67,283 following the completion of each full or partial month of employment as interim CEO; and (iii) a grant of restricted stock units with a target value of $4,550,000 subject to time-based vesting (the “Wilderotter RSU Award”). The Wilderotter RSU Award provided that it would vest in four installments, subject to Ms. Wilderotter’s continued employment as interim CEO, as follows: (i) 50% of the Wilderotter RSU Award to vest on the earlier of the six-month anniversary of her start date as interim CEO (the “Interim CEO Start Date”), the appointment of a permanent chief executive officer or a change in control of DocuSign; and (ii) 50% of the RSU Award (“Tranche 2”) to vest in three equal installments, with 1/3rd of the shares subject to Tranche 2 vesting on each of the 4-month, 7-month and 12-month anniversaries of the Interim CEO Start Date, subject to her continued employment as interim CEO through each such date. As of her resignation as interim CEO on October 9, 2022, Tranche 1 vested in full and Tranche 2 had not vested and was forfeited. All equity awards that Ms. Wilderotter received as compensation for her prior Board service remained outstanding and continued to vest pursuant to their terms during her service as interim CEO.
Resignation of Daniel D. Springer as Chief Executive Officer
On June 20, 2022, Mr. Springer’s service as President and CEO ended, and he continues to serve on the Board. As of his resignation date, Mr. Springer ceased to receive compensation related to his service as President and CEO. As of March 2023, Mr. Springer’s equity awards remain outstanding and continue to vest pursuant to their terms.
Compensation Philosophy and Objectives
Our executive compensation philosophy and objective is to establish a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our objectives, expand our business, assist in the achievement of our strategic, operational and financial goals, and create long-term value for our stockholders. In particular, our executive compensation program is designed to:
•Recruit, reward and retain highly qualified executive officers who have the skills and leadership necessary to grow our business;
•Align the long-term interests of our stockholders and executive officers;
•Ensure a significant portion of executive compensation is performance-based;
•Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging their continued service with us; and
•Provide compensation packages that are competitive and reasonable relative to peers, the overall market and individual performance.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation Practices
Consistent with this philosophy and to meet these objectives, we maintain the following compensation practices and policies:

What We Do		What We Don’t Do

✓	Maintain a Compensation and Leadership Development Committee consisting entirely of independent members	X	Permit any of our employees or directors to engage in short sales, hedging, pledging, margin accounts or transactions in derivatives of our securities

✓	Use an independent compensation consultant, retained directly by the Compensation and Leadership Development Committee	X	Offer fixed term (vs. “at-will”) employment for our NEOs

✓	Maintain stock ownership guidelines for our NEOs and non-employee directors	X	Provide our NEOs any deferred compensation or access to special retirement or pension plans that are not generally available to all our employees

✓	Align NEO compensation with stockholder interests using equity compensation, a portion of which is performance-based	X	Provide tax reimbursements or gross-ups on executive change-in-control payments

✓	Use a representative peer group of comparable software and services companies, as well as relevant compensation survey data, when setting executive compensation	X	Offer special health benefits—NEOs are eligible for the same health benefits as are generally available to all our employees

✓	Set a reasonable limit on compensation granted or paid to a non-employee director in any fiscal year	X	No “single trigger” vesting acceleration upon a change-in-control of DocuSign for NEOs

✓	Annually assess the risks of our compensation programs company-wide	X	Provide significant perquisites to our NEOs

Say-on-Pay and Stockholder Engagement
At the 2020 Annual Meeting of Stockholders, our stockholders voted to advise DocuSign to conduct votes on NEO compensation on an annual basis. Accordingly, we intend to conduct an advisory vote on NEO compensation annually until the next stockholder vote regarding the frequency of future advisory votes on NEO compensation.
This year’s advisory vote on NEO compensation is our third year conducting such a vote. During the 2022 Annual Meeting of Stockholders, our stockholders expressed support for our executive compensation program, with over 91% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our fiscal 2023 executive compensation program, including the form and amount of compensation to our NEOs, the Committee considered feedback from our stockholders in addition to various other factors as described below under the section entitled “—Compensation Setting Process”.
The Committee reviewed the results of the Say-on-Pay vote and concluded, based on the results of such vote and the stockholders’ endorsement of our compensation program, that our executive compensation program was operating in accordance with our compensation philosophy and objectives. Consequently, the Committee did not make any significant changes to our general, annual executive compensation program comprised of base salary, annual cash incentives and a blend of time based RSUs and TSR-based PSUs. The Committee will continue to consider stockholder feedback and the results of our Say-on-Pay votes when making future compensation decisions for our executives.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Compensation-Setting Process
The Role of Our Compensation and Leadership Development Committee
The Committee has primary responsibility for setting the compensation of our executive officers, including NEOs. This includes determining each element of NEO compensation and the dollar amounts or target amounts for those elements, as well as selecting the metrics and approving the related target, threshold and maximum levels for performance-based compensation and determining the level of actual achievement of the metrics. The Committee is also responsible for determining our peer group of companies for purposes of comparing market levels of compensation. Ms. Wilderotter, our Board Chair, also regularly attends the meetings and provides recommendations and advice to the Committee, other than during the term of her service as Interim CEO.
The Role of Our Management Team
In making its decisions, the Committee also relies on input from our management, including our CEO. Members of our management team provide the Committee with perspectives and advice on selecting performance metrics and related target levels and on the composition of our compensation peer group. Our CEO also provides the Committee with compensation recommendations based on the individual performance of each NEO and on market levels of compensation for each NEO given his or her functional role and scope of authority. No member of management, including our CEO, participated or participates in discussions of his or her own performance or compensation.
The Role of Our Compensation Consultant
Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The Committee has the authority to make all determinations regarding the engagement, fees and services of these advisors, and any such advisor reports directly to the Committee. For fiscal 2023, the Committee engaged Compensia as its independent compensation consultant. During fiscal 2023, Compensia was retained to:
•Advise the Committee on a competitive compensation framework relevant to a public company at our stage of development;
•Advise the Committee on the composition of our compensation peer group;
•Provide market analyses of the compensation of our non-employee directors and executive officers, including our NEOs;
•Provide input on the design of our annual cash incentive plan and PSU program;
•Provide market analyses and advise the Committee on executive severance and change in control provisions;
•Advise the Committee on public disclosures relating to our executive compensation program;
•Assist the Committee in assessing the risks under our compensation programs;
•Assist the Committee with the development of the compensation package for our CEO and interim CEO;
•Provide advice on our retention program; and
•Provide advice on compensation for key employees.
Compensia representatives attended Committee meetings and periodically met with members of our management team in the course of carrying out its work. The Committee has evaluated Compensia’s independence pursuant to Nasdaq listing standards and the relevant SEC rules and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Fiscal 2023 Compensation Peer Group
In setting NEO compensation for fiscal 2023, the Committee reviewed compensation data from a group of public companies which we believe are comparable in size and industry to us. This peer group consisted of publicly traded software and services companies generally headquartered in the U.S. that had revenues between 0.5x and 2.0x of DocuSign’s revenues and/or had a market capitalization between 0.33x and 3.0x of DocuSign’s market capitalization. In addition, the Committee focused on companies with strong year-over-year revenue growth (generally 20% or more) and a high market-capitalization-to-revenue multiple (generally 10x or more).

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
In November 2021, the Committee reviewed the compensation peer group that would be used for fiscal 2023 compensation decision making. In assessing each of the companies against the selection criteria, the Committee elected to exclude Slack after its acquisition by Salesforce, Inc. in 2022. As a result, the Committee approved the following compensation peer group that was used for reference in making compensation decisions during fiscal 2023:

Fiscal 2023 Peer Group

Autodesk	Okta	Snowflake	Workday
CoStar Group	Paycom Software	Splunk	Zendesk
Crowdstrike Holdings	RingCentral	The Trade Desk	Zoom Video Communications
Dropbox	ServiceNow	Twilio
HubSpot	Shopify	Veeva Systems
The Committee also refers to executive compensation surveys from Radford, an Aon Hewitt company, as needed, covering software companies in the San Francisco Bay Area. These surveys, as well as the peer group information, serve as data points in determining the appropriate components of the overall compensation of our executive officers, but the Committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
In setting the elements of compensation for our NEOs, the Committee reviewed the base salary, annual cash incentives, total target cash compensation, long-term incentives and total direct compensation of our NEOs compared to those compensation elements for similarly situated executives at the companies in our compensation peer group. Compensia provided compensation data at the 25th, 50th, 60th and 75th percentiles for our compensation peer group, and the Committee used this information as a reference when making compensation decisions for our NEOs.
The Committee did not set NEO compensation levels based solely on comparison percentiles from the comparable companies’ data. Instead, the Committee used these percentiles to evaluate the overall competitive marketplace for key talent, and relied on its own judgment in setting NEO compensation amounts after taking into consideration other relevant factors, including the scope, responsibility and skills required of each NEO’s position, each of our NEOs’ contributions and past performance, achievement of short- and long-term objectives, prevailing market conditions, the competitive market (based on an analysis of compensation peer group and survey data), and internal pay parity.
Compensation Elements
Principal Elements of Compensation; Fiscal 2023 Pay Mix
Consistent with our compensation objectives and our pay-for-performance philosophy described above, we compensate our NEOs in the form of base salaries, semi-annual cash incentives, and long-term equity incentives consisting of time-based restricted stock unit awards (“RSUs”) and performance-based RSU awards (“PSUs”).

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The following table describes the principal elements of our executive compensation program for fiscal 2023:

	Pay Element	Metrics	Rationale

Base Salary	Cash	N/A	Provides a fixed and stable level of income for performance of day-to-day responsibilities
Semi-Annual Cash Incentive & Sales Commission Plans	Performance-Based Cash Incentive	NEOs: Revenue, NNMRR & Adjusted Operating Income	Motivates achievement of key semi-annual and annual financial and operational goals
Long-Term Equity Awards	Time-Based RSUs	Stock Price Performance	Establishes direct alignment of NEOs’ and stockholders’ interests by rewarding creation of long-term stockholder value
	TSR Performance-Based RSUs (PSUs)	Stock Price Relative to Nasdaq Composite Index over three-year performance period	Promotes long-term retention through multi-year vesting schedule and multi-year performance period
For fiscal 2023: (i) 99% of our current CEO’s target total direct compensation was performance-based or variable and 99% of such compensation consisted of long-term equity awards; and (ii) 97% of our other average NEOs’ (excluding the former CEO and former interim CEO) target total direct compensation was performance-based or variable and 97% of such compensation consisted of long-term equity awards.
Base Salary
Base salary allows us to attract and retain our NEOs with predictable, fixed annual cash compensation. The Committee sets base salaries for our NEOs after considering the scope, responsibility and skills required of each NEO’s position, the competitive market (based on an analysis of compensation peer group and compensation survey data), past performance, and internal pay parity.
In May 2022, the Committee determined our then-current NEOs’ base salaries for fiscal 2023 after considering these factors and the recommendations of Mr. Springer, our then CEO, (other than with respect to his own base salary). In particular, the Committee noted that the base salaries of our NEOs were below our compensation peer group median. Based on this consideration, the Committee increased the salary for Cynthia Gaylor, our Chief Financial Officer, in order to attain greater alignment with market levels.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Committee, along with the Board for Mr. Thygesen and Ms. Wilderotter, determined our new NEOs’ base salaries based on a review of competitive market data and arm’s length negotiations. For additional information on the base salaries for Mr. Thygesen and Ms. Wilderotter, see the section entitled “—Chief Executive Officer Transition and Agreements” above.

Executive	Fiscal 2022 Base Salary ($)	Fiscal 2023 Base Salary ($)	Percentage Change (%)

Cynthia Gaylor	483,333	500,000	3.4
Inhi Cho Suh	—	500,000	—
Steve Shute	—	500,000	—
James Shaughnessy	—	510,000	—
Annual Cash Incentives
In addition to base salary, we provide our NEOs (other than our former interim CEO) the opportunity to earn cash bonuses under our Company Incentive Plan (“CIP”). The Committee believes that a significant proportion of each NEO’s total compensation should be at-risk and based on performance, including short-term performance objectives which we incentivize with the CIP. In furtherance of that goal, the Committee seeks to set CIP goals that contain rigorous performance hurdles that must be met before target awards under the CIP can be earned. The CIP is designed to reward our NEOs based on performance during both the first half and the full fiscal year, with 40% of each NEO’s target bonus eligible to be paid after the second fiscal quarter and 60% of the target bonus eligible to be paid after the end of the fiscal year. In each case, our NEOs’ performance against our financial and operational goals is measured against the goals set at the beginning of the fiscal year.
Semi-Annual Payments Under the CIP are Calculated Based on the Following Formula

Base Salary	X	Target Bonus (Percentage of Base Salary)	X	Weighting	X	Company Performance / ESG Modifier	=	Bonus Payout
				ê		ê
				FY 23 1st Half 40% Full Year 60%		FY 23 Revenue 25% NNMRR 50% Operating Income 25%
Fiscal Year 2023 Company Incentive Plan Opportunities
Executive officers who participate in the CIP have an established incentive target, which is equal to a percentage of his or her base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding determined by our performance. An NEO’s payout could range from 0% to 145% of target.
In May 2022, the Committee determined the fiscal 2023 incentive targets after considering competitive market data from our compensation peer group and compensation survey data, with the assistance of its compensation consultant, and the recommendations of Mr. Springer, our then CEO (other than with respect to himself). We maintained all target awards as a percentage of base salary, other than for Ms. Gaylor as noted below. The Committee increased the incentive target award amount for Ms. Gaylor in order to attain greater alignment with market levels. The Committee determined the fiscal 2023 incentive targets for those NEOs who began service during fiscal 2023 in connection with their hiring. See the section entitled “—Chief Executive Officer Transition and Agreements” above for a discussion of Mr. Thygesen’s fiscal 2023 CIP prorated target amount for the second half of fiscal 2023. Ms. Wilderotter did not participate in the CIP.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive	Fiscal 2022 Target Annual Incentive (% of base salary)*	Fiscal 2023 Target Annual Incentive (% of base salary)

Allan Thygesen‡	—	100
Maggie Wilderotter†	—	—
Daniel D. Springer†	100	100
Cynthia Gaylor	50	100
Inhi Cho Suh‡	—	100
Stephen Shute‡	—	100
James P. Shaughnessy‡	—	60
*NEOs who were not employed by the Company in fiscal 2022 did not have a fiscal 2022 Target Annual Incentive.
†NEO no longer employed by the Company.
‡    NEO began employment with the Company during fiscal 2023.
Performance Metrics and Targets
For fiscal 2023, the Committee selected the following performance metrics for the CIP in order to align the target bonus opportunities for our executive officers, including our NEOs, with the key drivers of our financial and operational success.

Performance Metric	Definition	Why Used

Revenue	GAAP revenue as reported in our audited financial statements	Primary external indicator of growth
Net New Monthly Recurring Revenue (NNMRR)	Monthly recurring revenue (MRR) from new customers, volume expansions and sales of additional products and services to existing customers, net of MRR losses	Primary internal indicator of future subscription revenue growth
Adjusted Operating Income
GAAP income from operations, excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs, acquisition-related expenses, loss on extinguishment of debt, executive transition costs, lease-related impairment and lease-related charges, restructuring and other related charges, tax impact related to an intercompany IP transfer and, as applicable, other special items.
Measure of operating profitability excluding impacts from financing, capital expenditures and stock-based compensation
Our actual performance in fiscal 2023 relative to the target levels established for each of the performance metrics resulted in the following weighted funding percentages under the fiscal 2023 CIP:

	First Half Fiscal 2023				Full Year Fiscal 2023
	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)(4)

Revenue	10%	$1,210.9M	$1,244.6M	63.8%	15%	$2,515.9M	$2,669.0M	59.3%
NNMRR(2)	20%	—	—		30%	—	—
Adjusted Operating Income(3)	10%	$214.3M	$214.4M		15%	$516.8M	$482.4M
1.If the threshold level of achievement for any of the metrics was not achieved, that portion of the CIP did not fund. Achievement above the threshold resulted in funding on a linear basis up to a maximum funding percentage, which ranged from 140% to 150% for each metric. In light

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of macro-economic conditions and lower than expected year over year performance, the Committee decided to lower threshold achievement and corresponding payout in fiscal 2023, resulting in a payment for adjusted elements lower than the original target payments at threshold.
2.We are not disclosing achievement or funding levels for this performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). The aggregate target levels for NNMRR in fiscal 2023 represented a significant increase from fiscal 2022.
3.For this purpose, “Adjusted Operating Income” meant GAAP income from operations excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs, acquisition-related expenses, loss on extinguishment of debt, executive transition costs, lease-related impairment and lease-related charges, restructuring and other related charges, tax impact related to an intercompany IP transfer and, as applicable, other special items.
4.The Committee applied the Company’s ESG Modifier, which was determined to be 88.9% in fiscal 2023, to the full year fiscal 2023 performance achievement metrics of 66.7%. This resulted in an overall funding percentage of 59.3% for our NEOs. See the section entitled “—ESG Modifier” below for more information.
ESG Modifier
Beginning in fiscal 2023, DocuSign began incorporating an environmental, social and governance (ESG) modifier into our annual cash incentive program for our NEOs. The ESG modifier percentage is based on the achievement of certain specified ESG-related objectives set yearly by the Committee, with the modifier ranging from 80% to 120%. The ESG modifier is multiplied by the overall funding percentage based upon the achieved amount of Revenue, NNMRR and Adjusted Operating Income under the CIP to increase or decrease our NEOs’ bonus payouts. With this change, we aim to further motivate our executive leadership to meet high standards in advancing our values and our ESG priorities as a company, in addition to delivering strong operational and financial results. In fiscal 2023, the ESG Modifier was determined to be 88.9%.
Fiscal 2023 Cash Incentive Payments
These funding percentages resulted in the following payments under the CIP:

First Half Fiscal 2023	Base Salary ($)	Incentive Target (%)	Weighting (%)	Company Performance (%)	First Half Payout ($)

Allan Thygesen(1)	—	—	—	—	—
Maggie Wilderotter† (2)	—	—	—	—	—
Daniel D. Springer†	350,000	100	40	63.8	—
Cynthia Gaylor	500,000	100	40	63.8	95,183
Inhi Cho Suh‡	500,000	100	40	63.8	19,034
James P. Shaughnessy‡	510,000	60	40	63.8	26,749
†NEO no longer employed by the Company.
‡     NEO began employment with the Company during the first half of fiscal 2023 and the first half payout was prorated based on the length of employment during the first half of fiscal 2023.
1.Mr. Thygesen was not employed with the Company during the first half of fiscal 2023.
2.Ms. Wilderotter did not participate in the CIP.

DocuSign, Inc.	Proxy Statement	43

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Second Half and Full Fiscal 2023	Base Salary ($)	Incentive Target (%)	Weighting (%)	Company Performance (%)	Second Half Payout ($)	Full Year Payout ($)

Allan Thygesen‡ (1)	1,000,000	100	60	59.3	222,375	222,375
Maggie Wilderotter† (2)	—	—	—	—	—	—
Daniel D. Springer†	350,000	100	60	59.3	—	—
Cynthia Gaylor	500,000	100	60	59.3	177,900	273,083
Inhi Cho Suh	500,000	100	60	59.3	177,900	196,943
Stephen Shute	500,000	100	60	59.3	154,180	175,954(3)
James P. Shaughnessy	510,000	60	60	59.3	108,875	135,624
†NEO no longer employed by the Company.
‡     NEO began employment with the Company during the second half of fiscal 2023.
1.Mr. Thygesen’s second half payout was prorated based on the length of his employment during the second half of fiscal 2023.
2.Ms. Wilderotter did not participate in the CIP.
3.Full year payout for Mr. Shute includes his first half payout aligned to his sales commission plan achievement of 5.73%, resulting in a payment of $21,774 (as detailed in the table below) and second half payout aligned to the CIP.
Sales Commission Plan for Mr. Shute
At the time of his hire, Mr. Shute participated in a sales commission plan with incentives (particularly NNMRR) that apply to many sales professionals. The Committee had set a commission opportunity for Mr. Shute equal to 100% of his annual base salary. The sales commission plan was designed to reward Mr. Shute based on performance through the full fiscal year, with 48% commission opportunity eligible to be paid during the first half, prorated based on his hire date, and 52% eligible to be paid through the end of the fiscal year. Mr. Shute’s annual payout has the potential to range from 0% to 168% of target. During fiscal 2023, the Company experienced significant executive transitions and an organizational restructuring, and therefore, the Committee decided it was more appropriate to align Mr. Shute’s second half cash incentive opportunity to the CIP used by our other NEOs. Mr. Shute is expected to transition to a Sales Commission Plan for fiscal 2024, with a design focused on incentivizing sales and profitability.

	First Half Fiscal 2023
	Weight	Actual	Target	Overall Funding (as a % of Target)

Q1 NNMRR(1)(2)	20%	—	—	—
Q2 NNMRR(1)(2)	20%	—	—	5.7%
Adjusted Operating Income(3)	8%	111.0M	104.1M
1.We are not disclosing achievement or funding levels for this performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). The aggregate target levels for NNMRR in fiscal 2023 represented a significant increase from fiscal 2022.
2.Mr. Shute began employment with the Company during the second quarter of fiscal 2023 resulting in no payout awarded for the first quarter of fiscal 2023.
3.The amounts listed under Actual and Target are prorated based on Mr. Shute’s length of employment with the Company during the first half of fiscal 2023.

44	Proxy Statement	DocuSign, Inc.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Other Bonuses
As described above under the section entitled “—Chief Executive Officer Transition and Agreements”, in consideration of her interim CEO services, Ms. Wilderotter received a monthly service bonus payment of $67,283 following the completion of each full or partial month of her continued employment as interim CEO. In total, she received $336,415 such bonus payments.
Additionally, the Committee awarded Mr. Shute, President, Worldwide Field Operations, a discretionary bonus payment of $38,226 due to the changes and challenges in our sales organization and Company leadership changes when Mr. Shute joined the Company.
Long-Term Equity Incentives
The long-term equity incentive element of our NEOs’ compensation generally consists of:
•Restricted Stock Units (“RSUs”), which generally vest over a four-year period subject to the NEO’s continued employment with us; and
•Performance-Based Restricted Stock Units (“PSUs”), which generally are earned based on the achievement of TSR-based performance metrics, as described below, and subject to the NEO’s continued employment with us through the performance period.
The Committee believes both RSUs and PSUs align the total compensation of our NEOs with stockholder value creation and motivate and reward our NEOs for effectively executing longer-term strategic, financial and operational objectives. The Committee believes that a mix of PSUs (which directly link our NEOs’ target total direct compensation to the performance of our stock price) and RSUs (which offer more predictable value over time) effectively align our NEOs’ compensation with the long-term interests of our stockholders while addressing our retention objectives.
Fiscal 2023 Equity Awards
See the section entitled “—Chief Executive Officer Transition and Agreements” above for a discussion of Mr. Thygesen’s RSUs, TSR PSUs and SVC PSUs and Ms. Wilderotter’s RSUs.
Our former CEO, Mr. Springer, did not receive grants of equity awards during fiscal 2023.
Beginning in fiscal 2023, after consultation with its independent compensation consultant, Compensia, the Committee adopted a mix of 50% RSUs and 50% PSUs for yearly focal equity awards made to our NEOs (changing the mix from 75% RSUs and 25% PSUs in prior years), in order to further align incentives among our senior management team and align a greater amount of our NEO compensation to the achievement of long-term performance objectives. Our NEOs have the opportunity to receive annual incremental payouts on their PSU values (based on award tracking which can vest up to the plan target annually), with any earnings above 100% of target captured in the final three-year period. In arriving at the target equity values to award to our NEOs for fiscal 2023, the Committee considered our performance in fiscal 2022, competitive market data for each NEO’s position, the value of each NEO’s unvested equity holdings, individual performance, and the recommendations of the former CEO (other than with respect to himself). Among our fiscal 2023 NEOs, Ms. Gaylor was the sole recipient of this yearly focal equity award, and she received a $12 million grant, with an equal split between RSU and PSU awards.
The Committee determined the target equity values for those NEOs who began service during fiscal 2023 in connection with their hiring.

DocuSign, Inc.	Proxy Statement	45

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
After reviewing these factors, the Committee approved the equity awards listed below for our NEOs (other than the former CEO, former interim CEO and our CEO) for fiscal 2023:

	Target RSU Award (New Hire)(1) ($)	Target RSU Award (Retention)(1) ($)	Target RSU Award (Focal)(1) ($)	Target PSU Award (Focal)(1) ($)	Total Target Equity Compensation ($)

Cynthia Gaylor	—	9,000,000(2)	6,000,000(3)	6,000,000(3)	21,000,000
Inhi Cho Suh‡(4)	20,000,000	3,325,000	—	—	23,325,000
Stephen Shute‡(5)	25,000,000	5,000,000	—	—	30,000,000
James P. Shaughnessy‡(6)	10,000,000	3,000,000	—	—	13,000,000
‡    NEO began employment with the Company during fiscal 2023.
1.The number of shares of our common stock subject to these awards was determined by dividing the target amount of PSU and RSU awards by the average closing market price of our common stock over the 10 trading days prior to the grant date.
2.Represents (i) an RSU award of $3,000,000, which vests in full on the one year anniversary of the vesting commencement date; and (ii) an RSU award of $6,000,000, which vests over four years in equal quarterly installments, in each such case subject to the NEO’s continued employment with us.
3.The RSUs vest over four years in equal quarterly installments subject to the NEO’s continued employment with us. The PSUs are subject to the performance and vesting requirements described below under the section entitled “—Performance Metrics for Fiscal 2023 TSR PSU Awards”.
4.The (i) new hire RSUs vest over four years with 25% vesting on the one year anniversary of the vesting commencement date and the remainder vesting in equal quarterly installments thereafter; and (ii) the retention RSUs vest in full on the one year anniversary of the vesting commencement date, in each such case subject to the NEO’s continued employment with us.
5.The (i) new hire RSUs vest over four years with 25% vesting on the one year anniversary of the vesting commencement date and the remainder vesting in equal quarterly installments thereafter; and (ii) the retention RSUs vest in full on the one year anniversary of the vesting commencement date, in each such case subject to the NEO’s continued employment with us.
6.The (i) new hire RSUs vest 35% on the one year anniversary of the vesting commencement date, 35% in equal quarterly installments after year one, 15% in equal quarterly installments after year two, and 15% in equal quarterly installments after year 3; and (ii) the retention RSUs vest over four years in equal quarterly installments, in each such case subject to the NEO’s continued employment with us.
Performance Metrics for Fiscal 2023 TSR PSU Awards
During fiscal 2023, the Committee granted PSU awards based on our total stockholder return (“TSR”) relative to the Nasdaq Composite Total Return Index (the “Index”), with an overall three-year performance period with achievement determined at the end of one-year, two-year and three-year performance periods, and performance capped at 1/3rd of the Target TSR PSUs for the first and second performance periods (and any performance above 100% of target captured in the final year). Consistent with PSU awards granted in fiscal 2022 and fiscal 2021, the Committee granted these awards to align our NEOs’ incentives with the long-term interests of our stockholders. The Committee, in consultation with Compensia, continues to believe the Index is an appropriate comparison because it represents a broad group of companies with whom we compete for talent and investment dollars and is large enough to account for potential consolidation in our industry sector. The PSUs will be measured annually over a three-year period, to reward and incentivize our NEOs continued performance, but will be capped in years one and two to encourage long-term performance over a three-year period.
At the end of each of the one-year, two-year and three-year performance periods (ending June 10 of 2023, 2024 and 2025, respectively for all NEOs other than our CEO, and ending October 10 of 2023, 2024 and 2025, respectively, for our CEO), the Committee will compare the percentage change in our share price against the percentage change in the Index TSR, in both cases using the average stock price during the 60 trading days immediately before the beginning and the end of the performance period. Our relative TSR is the amount by which our percentage change exceeds or is less than the Index TSR’s percentage change.

46	Proxy Statement	DocuSign, Inc.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Payout Level	Relative TSR Performance	PSU Vesting Amount (% of Target)

Max	>= +50 Points vs. Index	200
Target	DOCU TSR = Index	100
Threshold	-25 Points vs. Index	50
None	< -25 Points vs. Index	0
For the first and second performance periods, if our TSR is equal to the Index TSR, then 1/3rd of the target PSUs will be earned and vest. For the third performance period, if our TSR is equal to the Index TSR, then 100% of the target PSUs will be earned and vest (reduced by the number of PSUs earned with respect to the first and second performance periods). The number of PSUs that are earned and vest will increase or decrease by 2.0% for every percentage point by which our TSR is greater or less than the Index TSR.
The maximum number of shares that may be earned and vest under the PSU is 200% of target, which is achieved if our relative TSR is 50 percentage points higher than the Index TSR. If our relative TSR is below the Index TSR by more than 25 percentage points, then no shares will be earned or vest under the PSU. In addition, if our TSR is negative, then the maximum achievement percentage is capped at 100% of target, regardless of how well our TSR outperforms the Index TSR.
In the event of a change in control of DocuSign, the performance period will end prior to the change in control; achievement with respect to DocuSign’s relative TSR will be measured using the price per share paid in such change in control; and any achievement between two performance targets will be interpolated. Following such change in control, if the TSR PSUs are assumed by the acquiror, the resulting PSUs will vest in equal installments on the last day of the remaining open performance periods, subject to the NEOs service through such dates; provided, however, in the event the NEO’s service following the change in control is terminated without “cause” or by the NEO for “good reason”, the PSUs will vest on the NEO’s termination date, subject to the NEO’s delivery of a release of claims in favor of DocuSign.
Each NEO must also remain continuously employed by us during the applicable performance period in order to be eligible to earn and vest in his or her shares, except as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control.”
Neither Mr. Springer nor Ms. Wilderotter received a fiscal 2023 TSR PSU Award.
Performance Metrics for CEO’s Fiscal 2023 SVC PSU Awards
See the section entitled “Chief Executive Officer Transition and Agreements—Appointment of Allan Thygesen as Chief Executive Officer” above for the performance metrics for our CEO’s SVC PSU award.
Performance Metrics for Fiscal 2020, 2021 and 2022 PSU Awards
The performance metrics for our fiscal 2020 PSU awards were also based on our relative TSR over a three-year performance period (ending June 2022). The performance metrics for the 2020 PSU awards were achieved at 92.4%.
The performance metrics for our fiscal 2021 and 2022 PSU awards are also based on our relative TSR over a three-year performance period (ending June 2023 and June 2024, respectively). Performance will not be determinable until the end of each performance period.

DocuSign, Inc.	Proxy Statement	47

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Other Compensation Policies
Broad-Based Benefits
Our NEOs are eligible to participate in the same employee benefit programs that are generally available to other full-time employees in the U.S., including a Section 401(k) plan with company-sponsored matching contributions; medical, dental and vision insurance; health savings accounts; life and disability insurance; flexible spending accounts; wellness and commuter benefits; our Employee Stock Purchase Plan; and various time off and leave of absence programs. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.
Perquisites and Other Personal Benefits
We do not consider perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.
Severance and Change in Control Arrangements
Our offer letters or retention agreements with our NEOs provide for certain post-employment payments and benefits to our NEOs in the event of a qualifying termination of employment, including in connection with a change in control of DocuSign. See the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control” for detailed information about these arrangements, including an estimate of the potential payments and benefits payable under these arrangements.
The Company has determined that Mr. Springer did not satisfy the conditions to receive severance benefits under his Executive Severance and Change in Control Agreement (namely, by resigning from the Board and delivering a release of claims) within the time period specified in the contract, and that as a result, Mr. Springer is not entitled to any payment or benefits based on his termination of employment under the contract, including in connection with a change of control of DocuSign. Mr. Springer disputes the foregoing positions. For more information regarding legal proceedings involving Mr. Springer, see the section entitled Item 3. Legal Proceedings in our Annual Report on Form 10-K filed with the SEC on March 27, 2023.
Given the nature and competitiveness of our industry, the Committee believes these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent.
In June 2022, in connection with our CEO transition, we entered into amendments to our existing severance and change in control agreements with our executive officers to provide certain enhanced benefits during the period ending June 21, 2023, and then, in March 2023, we extended such period through December 31, 2023. These enhanced benefits are described in the section entitled “Employment Agreements and Potential Payments—Potential Payments Upon a Termination or a Change in Control”.
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including our NEOs) and directors are prohibited from engaging in hedging transactions in our securities. This includes engaging in short sales, transactions in put or call options, margin accounts, pledges or other inherently speculative transactions with respect to our securities.
Rule 10b5-1 Plans
Certain of our directors and executive officers have adopted written trading plans, also known as Exchange Act Rule 10b5-1 Plans, that provide for trading in our securities according to parameters established by the director or officer upon first entering into the plan, without subsequent direction or control by the director or officer. In limited circumstances, the director or officer may suspend or terminate his or her Rule 10b5-1 Plan. Rule 10b5-1 Plans adopted by our directors and officers (and any suspension or termination of those plans) must comply with the terms of our Insider Trading Policy.

48	Proxy Statement	DocuSign, Inc.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Stock Ownership Guidelines
In December 2019, our Board adopted mandatory stock ownership guidelines for our executive officers and non-employee directors. These guidelines are intended to align the interests of our executive officers and non-employee directors with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in DocuSign.
Under our guidelines, all NEOs are required to hold shares of our common stock equivalent in value to a multiple of their base salaries as set forth below. The multiples vary based on the executive officer’s leadership position in our company. The minimum dollar values for executive officers and non-employee directors under our current stock ownership guidelines are as follows.

CEO	Executive Officers*	Non-Employee Directors

5.0x base salary	1.0x base salary	3.0x Board retainer
*Includes all NEOs other than CEOs.
Our executive officers must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their date of hire (or date of promotion to a position subject to the guidelines, or to a new multiple level within the executive officer guidelines). Our non-employee directors must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their joining our Board. These guidelines do not include unexercised options and unvested RSUs.
As of January 31, 2023, each of our NEOs and non-employee directors had either satisfied the required level of stock ownership or had additional time to meet that level under our stock ownership guidelines.
Compensation Recovery Policy
The Board will adopt a policy in accordance with listing standards adopted by Nasdaq pursuant to final rules regarding recoupment of executive officer compensation in connection with the restatement of financial results adopted by the Securities and Exchange Commission in November 2022.
Compensation Risk Assessment
The Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Committee’s determination include the following:
•We structure our compensation programs to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders on our longer-term success. Our RSUs have time-based vesting and certain of our employees have PSUs with both a performance and time-based vesting component.
•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe help prevent problematic behaviors.
•Our employees are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.

DocuSign, Inc.	Proxy Statement	49

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
•The Committee approves employee equity award guidelines as well as the overall annual focal equity budget pool. Any recommended equity award outside these guidelines requires approval by the Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
•A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of RSUs to align their interests with the interests of stockholders.
•We maintain Stock Ownership Guidelines for our executive officers and the members of our Board to ensure that they retain specified levels of equity in DocuSign.
•As part of our Insider Trading Policy, we prohibit the trading of derivatives or hedging transactions involving our securities so that our Board, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.

50	Proxy Statement	DocuSign, Inc.

Summary Compensation Table
The following table shows compensation awarded to or paid to, or earned by, our NEOs for the fiscal years ended January 31, 2023, 2022 and 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Other Bonus ($)	All Other Compensation ($)(4)	Total ($)

Allan Thygesen President and Chief Executive Officer	2023	269,231	—	84,543,775	222,375	—	—	85,035,380
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Maggie Wilderotter(5) Former Interim President and Chief Executive Officer	2023	228,669	—	4,181,535	—	336,415	69,375	4,815,994
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Daniel D. Springer(6) Former President and Chief Executive Officer	2023	135,962	—	—	—	—	4,887	140,848
	2022	350,000	—	20,051,358	290,990	—	8,700	20,701,048
	2021	350,000	—	18,933,688	498,750	—	16,730	19,799,168
Cynthia Gaylor(7) Chief Financial Officer	2023	500,000	—	20,871,393	273,083	—	9,679	21,654,155
	2022	483,333	—	6,788,017	200,922	—	8,700	7,480,972
	2021	184,000	—	11,098,253	163,875	—	2,143	11,448,271
Inhi Cho Suh(8) President, Product and Engineering	2023	267,308	—	24,233,119	196,943	325,000	37,875	25,060,236
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Stephen Shute(9) President, Worldwide Field Operations	2023	346,154	—	31,167,974	175,954	38,226	8,899	31,737,207
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
James Shaughnessy Chief Legal Officer	2023	321,692	—	13,203,371	135,624	—	7,062	13,667,749
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
1.For NEOs who were hired or resigned in fiscal 2023, their salaries are prorated for their time employed with the Company. Their yearly salary is as follows: Mr. Thygesen: $1,000,000; Ms. Wilderotter: $734,000; Mr. Springer: $350,000; Ms. Suh and Messrs. Shute and Shaughnessy: $500,000.
2.This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The PSUs granted in fiscal 2021 – fiscal 2023 are considered to have a “market condition” for accounting purposes and are therefore valued using a Monte Carlo simulation. The assumptions used in calculating the grant date fair value are set forth in the Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our NEOs from the equity awards.

DocuSign, Inc.	Proxy Statement	51

SUMMARY COMPENSATION TABLE
3.The amounts shown represent the performance bonus earned for the respective fiscal year pursuant to the Company Incentive Plan, or Mr. Shute’s sales commission plan, as applicable, applicable to each such fiscal year. See the section entitled “Executive Compensation Discussion and Analysis—Fiscal 2023 Cash Incentive Payments” for further discussion of the performance bonuses for fiscal 2023.
4.The amount shown includes Company contributions to our 401(k) plan.
5.For Ms. Wilderotter: (i) 2023 Stock Awards also include $224,949 from her service as a director and the remainder from her service as interim CEO; (ii) 2023 Other Bonus includes $336,415, representing a monthly service bonus payment of $67,283 during her employment as interim CEO; and (iii) 2023 All Other Compensation also includes $69,375 for fees earned in cash from her service as a director.
6.For Mr. Springer: 2021 All Other Compensation also includes $16,730 representing legal fees incurred in connection with HSR filings made by Mr. Springer in FY21, which was required due to his participation in our equity compensation programs.
7.For Ms. Gaylor: 2023 All Other Compensation also includes $529 for a tax gross up of fringe benefits.
8.For Ms. Suh: (i) 2023 Other Bonus represents a signing bonus of $325,000 and (ii) 2023 All Other Compensation includes $37,875 for fees earned in cash from her prior service as our director.
9.For Mr. Shute: 2023 Other Bonus represents a discretionary bonus payment of $38,226. See the section entitled “Executive Compensation Discussion and Analysis—Other Bonuses” above for additional information.

52	Proxy Statement	DocuSign, Inc.

Grants of Plan Based Awards
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs for the year ended January 31, 2023.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)

Allan Thygesen	Cash	—	165,000	375,000	609,000	—	—	—	—	—
	RSUs	10/14/22	—	—	—	—	367,910	—	367,910	16,188,040
	RSUs	10/14/22	—	—	—	—	183,955	—	183,955	8,094,020
	PSUs	10/14/22	—	—	—	91,978	183,955	367,910	183,955	10,258,612
	PSUs	10/14/22	—	—	—	1,091,028	2,182,056	4,364,112	2,182,056	50,003,103
Maggie Wilderotter	Cash	—	—	—	—	—	—	—	—	—
	RSUs	6/3/2022(4)	—	—	—	—	2,685	—	2,685	224,949
	RSUs	6/23/2022(5)	—	—	—	—	60,222	—	60,222	3,956,585
	PSUs	—	—	—	—	—	—	—	—	—
Daniel D. Springer	Cash	—	—	—	—	—	—	—	—	—
	RSUs	—	—	—	—	—	—	—	—	—
	PSUs	—	—	—	—	—	—	—	—	—
Cynthia Gaylor	Cash	—	220,000	500,000	812,000	—	—	—	—	—
	RSUs	4/10/22	—	—	—	—	28,127	—	28,127	2,867,548
	RSUs	6/9/22	—	—	—	—	70,258	—	70,258	6,137,739
	RSUs	7/25/22	—	—	—	—	93,809	—	93,809	5,947,491
	PSUs	6/10/22	—	—	—	35,129	70,258	140,516	70,258	5,918,615
Inhi Cho Suh	Cash	—	145,127	329,834	535,651	—	—	—	—	—
	RSUs	7/8/22	—	—	—	—	312,696	—	312,696	20,778,649
	RSUs	7/8/22	—	—	—	—	51,986	—	51,986	3,454,470
	PSUs	—	—	—	—	—	—	—	—	—

DocuSign, Inc.	Proxy Statement	53

GRANTS OF PLAN BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)

Stephen Shute	Cash	—	100,273	371,381	525,579	—	—	—	—	—
	RSUs	7/10/22	—	—	—	—	390,870	—	390,870	25,973,312
	RSUs	7/10/22	—	—	—	—	78,174	—	78,174	5,194,662
	PSUs	—	—	—	—	—	—	—	—	—
James Shaughnessy	Cash	—	99,232	225,527	366,256	—	—	—	—	—
	RSUs	6/10/22	—	—	—	—	117,097	—	117,097	10,229,594
	RSUs	7/25/22	—	—	—	—	46,905	—	46,905	2,973,777
	PSUs	—	—	—	—	—	—	—	—	—
1.Represents the range of possible payouts to our NEOs (other than our former interim CEO, Ms. Wilderotter) under the fiscal 2023 CIP or, for Mr. Shute, under his Sales Commission Plan. The amounts listed under Threshold, Target, and Maximum represent pro-rated amounts for their length of service during fiscal 2023, except for Ms. Gaylor.
2.Represents the range of possible PSU awards under the 2018 Equity Incentive Plan (the “2018 Plan”) described above in the sections entitled “Executive Compensation Discussion and Analysis—Performance Metrics for Fiscal 2023 TSR PSU Awards” and “—Performance Metrics for CEO’s Fiscal 2023 SVC PSU Awards”.
3.The grant date fair value of each equity award is computed in accordance with ASC 718. For the PSUs, the amounts shown assume the target level of performance would be achieved with respect to the performance conditions.
4.Represents RSUs awarded to Ms. Wilderotter for her service as a member of our Board.
5.Represents RSUs awarded to Ms. Wilderotter for her employment as our interim CEO.

54	Proxy Statement	DocuSign, Inc.

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of January 31, 2023.

		Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)
Name	Grant Date	Exercisable	Unexercisable

Allan Thygesen	10/14/22(4)	—	—	—	—	367,910	22,310,062	—	—
	10/14/22(5)	—	—	—	—	172,458	10,457,853	—	—
	10/14/22(10)	—	—	—	—	—	—	183,955	11,155,031
	10/14/22(6)	—	—	—	—	—	—	2,182,056	132,319,876
Maggie Wilderotter	6/17/16(7)	3,000	—	17.66	6/17/26	—	—	—	—
	6/3/22(8)	—	—	—	—	1,343	81,440	—	—
Daniel D. Springer (23)	1/23/17(7)	11,098	—	18.02	1/23/27	—	—	—	—
	1/23/17(7)	1,788,588	—	18.02	1/23/27	—	—	—	—
	6/10/19(9)	—	—	—	—	10,764	652,729	—	—
	6/10/20(10)	—	—	—	—	—	—	53,396	3,237,933
	6/10/20(11)	—	—	—	—	20,024	1,214,255	—	—
	6/10/21(12)	—	—	—	—	21,820	1,323,165	—	—
	6/20/21(10)	—	—	—	—	—	—	34,912	2,117,064
Cynthia Gaylor	10/10/20(13)	—	—	—	—	21,135	1,281,626	—	—
	6/10/21(12)	—	—	—	—	12,002	727,801	—	—
	6/10/21(10)	—	—	—	—	—	—	6,401	388,157
	4/10/22(14)	—	—	—	—	28,127	1,705,621	—	—
	6/9/22(15)	—	—	—	—	61,476	3,727,905	—	—
	6/10/22(10)	—	—	—	—	—	—	70,258	4,260,445
	7/25/22(16)	—	—	—	—	82,083	4,977,513	—	—
Inhi Cho Suh	7/8/22(17)	—	—	—	—	312,696	18,961,885	—	—
	7/8/22(18)	—	—	—	—	51,986	3,152,431	—	—

DocuSign, Inc.	Proxy Statement	55

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)
Name	Grant Date	Exercisable	Unexercisable

Stephen Shute	7/10/22(19)	—	—	—	—	390,870	23,702,357	—	—
	7/10/22(20)	—	—	—	—	78,174	4,740,471	—	—
James Shaughnessy	6/10/22(21)	—	—	—	—	117,097	7,100,762	—	—
	7/25/22(22)	—	—	—	—	41,042	2,488,787	—	—
1.All option and RSU awards listed in this table were granted pursuant to either our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) or the 2018 Plan and are subject to acceleration of vesting as described in the section entitled “Employment Agreements and Potential Payments—Potential Payments upon a Termination or a Change in Control.” Certain PSUs listed on this table may be subject to acceleration of vesting under such arrangements, as described below.
2.Represents the market value of the shares underlying the number of unvested RSUs as of January 31, 2023, based on the closing price of our common stock of $60.64 on January 31, 2023.
3.Represents the market value of the shares underlying the number of unvested PSUs as of January 31, 2023, based on the closing price of our common stock of $60.64 on January 31, 2023.
4.The shares underlying the RSUs vest 100% on October 9, 2023, subject to continuous service.
5.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on October 10, 2022, subject to continuous service.
6.Represents shares issuable on settlement of PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on achievement of certain stock price targets set by our Compensation Committee as described above in the sections entitled “Executive Compensation Discussion and Analysis—Performance Metrics for CEO’s Fiscal 2023 SVC PSU Awards.”
7.The stock option has fully vested.
8.The shares underlying the RSU vest in equal quarterly installments over one year, provided that the fourth quarterly installment will vest in full on the earlier of (i) the date of the Company's next annual meeting of stockholders and (ii) the one year anniversary of the grant, in each case, subject to continuous service.
9.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2019, subject to continuous service.
10.Represents shares issuable on settlement of PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on DocuSign’s relative TSR at the end of the performance period as described above in the sections entitled “Executive Compensation Discussion and Analysis—Performance Metrics for Fiscal 2023 TSR PSU Awards” and “— Performance Metrics for Fiscal 2020, 2021 and 2022 PSU Awards”.
11.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2020, subject to continuous service.
12.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2021, subject to continuous service.
13.Twenty-five percent of the shares subject to the RSUs will vest on September 10, 2021 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.
14.The shares underlying the RSUs vest 100% on April 10, 2023, subject to continuous service.
15.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2020, subject to continuous service.
16.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on July 10, 2022, subject to continuous service.
17.Twenty-five percent of the shares subject to the RSUs will vest on July 10, 2023 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.
18.The shares underlying the RSUs vest 100% on July 10, 2023, subject to continuous service.
19.Twenty-five percent of the shares subject to the RSUs will vest on May 10, 2023 and the balance of the shares shall vest in equal quarterly installments thereafter for 36 months, subject to continuous service.
20.The shares underlying the RSUs vest 100% on May 10, 2023, subject to continuous service.
21.Thirty-five percent of the shares subject to the RSUs will vest on June 10, 2023, Thirty-five percent in four quarterly increments after year 1, Fifteen percent in four quarterly increments after year 2, and Fifteen percent in four quarterly increments after year 3, subject to continuous service.
22.The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on July 10, 2022, subject to continuous service.
23.As of April 1, 2023, Mr. Springer’s equity awards remain outstanding and continue to vest pursuant to their terms.

56	Proxy Statement	DocuSign, Inc.

Fiscal 2022 Stock Option Exercises and Stock Vested
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the vesting of RSUs and the related value realized during the fiscal year ended January 31, 2023. There were no option awards exercised by our NEOs during the fiscal year ended January 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Allan Thygesen	—	—
Maggie Wilderotter	32,011(3)	1,917,080
Daniel D. Springer	156,768	9,781,307
Cynthia Gaylor	31,522	1,933,927
Inhi Cho Suh	558(4)	56,165
Stephen Shute	—	—
James P. Shaughnessy	2,931	174,541
1.Represents the total number of shares of our common stock issuable upon settlement of vested RSUs and fiscal 2020 PSUs during the year ended January 31, 2023. The amount does not represent the number of shares actually received by each NEO, as a portion of the shares was withheld by DocuSign to satisfy the NEO’s tax withholding obligations.
2.The value realized on vesting of RSUs and PSUs for each NEO is calculated by: (a) multiplying the number of RSUs and fiscal 2020 PSUs vested by either (i) the closing price of DocuSign common stock on the settlement date or (ii) the closing price of DocuSign common stock on the day prior to the settlement date; and (b) aggregating the value realized upon vesting for all RSUs that vested during the year ended January 31, 2023. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares were withheld by DocuSign to satisfy the NEO’s tax withholding obligations.
3.Represents shares acquired on vesting from Ms. Wilderotter’s interim CEO grant and director grants.
4.Represents shares acquired on vesting from Ms. Suh’s director grants.

DocuSign, Inc.	Proxy Statement	57

Employment Agreements and Potential Payments
Potential Payments Upon a Termination or a Change in Control
We enter into Executive Severance and Change in Control Agreements with our NEOs in order to promote ongoing retention and align our NEOs’ incentives with those of our stockholders in the event of a change in control. In June 2022, we entered into amendments to our existing Executive Severance and Change in Control Agreements with each of Cynthia Gaylor, our Chief Financial Officer; Stephen Shute, our President, Worldwide Field Operations; Inhi Cho Suh, our President of Product and Engineering; and James Shaughnessy, our Chief Legal Officer (each, a “Severance Agreement Amendment”). Under these Severance Agreement Amendments, we will provide certain enhanced benefits to each of the foregoing officers in the event of their termination without “Cause” outside a “change in control period” (each as defined in the existing Executive Severance and Change in Control Agreements) during the 12-month period ending on June 21, 2023 (the “enhancement period”), such that these executives would each receive (i) 12 months of base salary severance, (ii) a payment equal to 100% of his or her target bonus, (iii) 12 months of COBRA coverage, and (iv) 12 months of vesting acceleration under specified recent time-based RSU awards. In March 2023, we extended the enhancement period through December 31, 2023. All other terms and conditions of the existing Executive Severance and Change in Control Agreements remain unchanged. Our change in control benefits are intended to allow our NEOs to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
Key Severance and Change in Control Rights
Outside of a Change in Control Period
The following table summarizes the severance and change in control rights applicable to our NEOs in the event of their termination without “cause” or resignation for “good reason” (as defined in the existing Executive Severance and Change in Control Agreements), or for Mr. Thygesen in his employment agreement (the “Thygesen Offer Letter”)) outside of a “change in control period” (as defined in the existing Executive Severance and Change in Control Agreements or the Thygesen Offer Letter, as applicable) pursuant to their Executive Severance and Change in Control Agreements or the Thygesen Offer Letter, as applicable:

Executive	Cash Severance (salary equivalent)	Bonus Severance (% of target)	COBRA	Equity Awards(1)

Before October 9, 2023 Allan Thygesen	24 months	200	24 months	Equivalent to 24 additional months’ vesting
After October 9, 2023 Allan Thygesen	12 months	100	18 months	Equivalent to 12 additional months’ vesting
June 21, 2022 – December 31, 2023(2) All other currently employed NEOs	12 months	100	12 months	Equivalent to 12 additional months’ vesting(3)(4)
After December 31, 2023 All other currently employed NEOs	6 months(5)	50(6)	6 months	Equivalent to 6 additional months’ vesting(4)
1.Excludes PSUs
2.July 5, 2022 - December 31, 2023 for Ms. Suh.
3.Only for RSUs awarded April 2022 – June 2022. For all other RSUs, it is equivalent to 6 additional months’ vesting.
4.In March 2023, the Company entered into a Transition Agreement with Ms. Gaylor (as described below), which applies the 12 additional months’ vesting to each of her outstanding RSUs as of the date of her separation.
5. 12 months for Mr. Shute and Ms. Suh.
6. 100% for Mr. Shute and Ms. Suh.

58	Proxy Statement	DocuSign, Inc.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
During a Change in Control Period
The following table summarizes the severance and change in control rights applicable to our NEOs in the event of their termination without “cause” or resignation for “good reason” during a “change in control period” (as defined in the existing Executive Severance and Change in Control Agreements or the Thygesen Offer Letter, as applicable) pursuant to their Executive Severance and Change in Control Agreements or the Thygesen Offer Letter, as applicable:

Executive	Cash Severance (salary equivalent)	Bonus Severance (% of target)	COBRA	Equity Awards(1)

Before October 9, 2023 Allan Thygesen	24 months	200	24 months	100% vesting acceleration
After October 9, 2023 Allan Thygesen	12 months	100	12 months	100% vesting acceleration
All other currently employed NEOs	12 months	—	12 months	100% vesting acceleration
1.Excludes PSUs
Note that each NEO’s PSUs may be eligible for pro-rata or accelerated vesting upon certain terminations of employment, including those followed by a change in control pursuant to the terms of the PSU award agreement, as described in greater detail below.
Employment Contracts and Agreements
Allan Thygesen
We entered into the Thygesen Offer Letter with Mr. Thygesen in September 2022. The Thygesen Offer Letter provides for at-will employment and has no specific term. Under the Thygesen Offer Letter, in the event we terminate Mr. Thygesen’s employment without “Cause” (as defined in the Thygesen Offer Letter) or Mr. Thygesen resigns for “Good Reason” (as defined in the Thygesen Offer Letter), Mr. Thygesen will be entitled to the benefits set forth in the table above under the caption ‘Outside of a Change in Control Period’ or ‘During a Change in Control Period,’ depending upon whether the applicable termination occurs during or outside of a “change in control period” (as defined in the 2018 Equity Incentive Plan ).
Outside of a Change in Control Period
Pursuant to the Thygesen Offer Letter, we will provide certain payments and benefits to Mr. Thygesen in the event of his termination without “Cause” or resignation for “Good Reason”, either of which are referred to as a “Qualifying Termination”, subject to Mr. Thygesen’s delivery of a release of claims in favor of DocuSign.
If Mr. Thygesen’s Qualifying Termination occurs outside of a Change in Control Period (as defined in the Thygesen Offer Letter), he will be entitled to receive (i) 100% of his base salary (200% if the Qualifying Termination occurs prior to the one-year anniversary of the CEO Start Date (the “First Year”)); (ii) 100% of his target bonus (200% if the Qualifying Termination occurs during the First Year); (iii) in the event the actual bonus for the year prior to the year in which the Qualifying Termination occurs has not yet been paid, a payment equal to such actual bonus; (iv) 18 months of payment of premiums for “COBRA” coverage (24 months if the Qualifying Termination occurs during the First Year); (v) vesting of all unvested shares subject to the Sign-On RSU Award; (vi) vesting of a number of shares subject to the FY23 RSU Award equivalent to 12 additional months of service following the Qualifying Termination (24 months if the Qualifying Termination occurs during the First Year); (vii) vesting of all unvested shares subject to the Investment RSU Award; and (viii) an additional 12 months of vesting under any time-based equity awards that may be granted to Mr. Thygesen.
The TSR PSU, SVC PSU and any future performance-based equity awards will be subject to the terms and conditions of their governing award agreements in the event of a Qualifying Termination.

DocuSign, Inc.	Proxy Statement	59

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
See below under “TSR PSU Award Agreements” for a discussion of Mr. Thygesen’s TSR PSU in the event of such termination.
See below under “SVC PSU Award Agreement” for a discussion of Mr. Thygesen’s SVC PSU in the event of such termination.
During a Change in Control Period
If Mr. Thygesen’s Qualifying Termination occurs within a Change in Control Period, he will be entitled to the above payments and benefits, except that the COBRA coverage premium payment in the case of a Qualifying Termination occurring after the First Year will be for 12 months (instead of 24 months) and he will be entitled to full (rather than partial) vesting of the FY23 RSUs and any time-based equity awards that may be granted to Mr. Thygesen in the future.
See the section entitled “—TSR PSU Award Agreements” below for a discussion of Mr. Thygesen’s TSR PSU in the event of a change in control.
See the section entitled “—SVC PSU Award Agreement” below for a discussion of Mr. Thygesen’s SVC PSU in the event of change in control.
Cynthia Gaylor
Previously, we entered into an offer letter with Ms. Gaylor that provides for at-will employment and has no specific term. Additionally, DocuSign entered into an Executive Severance and Change in Control Agreement and a Severance Agreement Amendment with Ms. Gaylor in substantially the same forms entered into with our other executive officers, as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control.”
On March 9, 2023, Ms. Gaylor and the Company entered into a transition services and separation agreement (the “Transition Agreement”) pursuant to which Ms. Gaylor will continue to serve in her current role through June 15, 2023. If mutually agreed, the Company may retain Ms. Gaylor for additional transition services after June 15, 2023. The Transition Agreement provides for the severance and vesting benefits contemplated in the Executive Severance and Change in Control Agreement, dated as of March 12, 2021, between the Company and Ms. Gaylor (the “Gaylor Executive Severance and Change in Control Agreement”), as amended by that certain severance and acceleration enhancement letter, dated as of June 21, 2022, between the Company and Ms. Gaylor (the “First Amendment Letter”), as further amended in March 2023 as described above.
The Transition Agreement provides for the following benefits in consideration of her continued services during the Transition Period: (i) payment of Ms. Gaylor’s current base salary during the Transition Period, at the rate of $500,000 per year (the “Transition Salary”); (ii) continuation of health benefits; (iii) a RSU award, valued at $3.0 million as of the date of grant, with 100% of the shares underlying such award to vest on June 15, 2023 (the “Retention Grant”); (iv) a cash bonus of $1.0 million to become earned on June 15, 2023 (the “Retention Bonus”); and (v) continued vesting of Ms. Gaylor’s outstanding equity awards during the Transition Period, pursuant to the Transition Agreement, which includes a general release of claims in favor of the Company.
The Transition Agreement also provides that, following the termination of the Transition Period, and in exchange for Ms. Gaylor’s second general release of claims in favor of the Company, the Company will provide Ms. Gaylor the following benefits, in satisfaction of the Gaylor Executive Severance and Change in Control Agreement and the Amendment Letters (collectively, the “Severance Benefits”): (i) a payment of $500,000 as cash severance, which amount represents 12 months of Ms. Gaylor’s base salary at the time of her resignation; (ii) a payment of $500,000 as bonus severance, which represents 100% of Ms. Gaylor’s target annual bonus amount for fiscal 2024; (iii) an additional bonus payment of up to approximately $150,000, which represents Ms. Gaylor’s target bonus for the performance period of February 1st through July 31st under the Company’s incentive plan for fiscal 2024, prorated for Ms. Gaylor’s days of service during that period (the “Prorated Bonus”); (iv) up to 12 months of COBRA coverage; and (v) vesting acceleration of Ms. Gaylor’s time-based equity awards as if she had remained employed through June 15, 2024.
The Transition Agreement further provides that, in the event that Ms. Gaylor is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the Transition Agreement) on or prior to June 15, 2023, in addition to the Severance Benefits, the Company shall provide Ms. Gaylor with the following benefits subject to Ms. Gaylor’s execution of a second general release of claims in favor of the Company: (i) payment of the remainder of the Transition Salary, payment of the Prorated Bonus and payment of the Retention Bonus, in each case as if Ms. Gaylor had remained employed through June 15, 2023; (ii) acceleration of vesting of Ms. Gaylor’s time-based equity awards as if she had remained employed through June 15, 2024; and (iii) full acceleration of vesting of the Retention Grant.

60	Proxy Statement	DocuSign, Inc.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
The Transition Agreement maintains the existing severance and change in control rights provided in the Gaylor Executive Severance and Change in Control Agreement in the event of her termination without “cause” or resignation for “good reason” during a “change in control period”.
See the section entitled “—TSR PSU Award Agreements” below for a discussion of Ms. Gaylor’s TSR PSU upon her termination following completion of her transition services and in the event of a change in control.
Inhi Cho Suh
In May 2022, Ms. Suh resigned from Nominating and Corporate Governance Committee of the Board, and resigned from the Board effective July 2022. Ms. Suh commenced employment as our President of Product and Engineering in July 2022.
Pursuant to her offer letter, which provides for at-will employment and has no specific term, Ms. Suh receives an annual base salary of $500,000 and is eligible to receive a cash bonus of up to 100% of her annual base salary, subject to the achievement of certain pre-established performance criteria. Ms. Suh also received a one-time signing bonus of $325,000 (subject to her continued employment or service with DocuSign on the one-year anniversary of her start date). In connection with her commencement of employment, Ms. Suh was granted RSUs with a target value of $20,000,000, vesting over four years, subject to her continued employment or service with DocuSign on each vesting date. In addition, Ms. Suh was granted an award of restricted stock units with a target value of $3,325,000, which fully vests on the one-year anniversary of her vesting commencement date, subject to her continued employment or service with DocuSign on such date.
Additionally, we entered into an Executive Severance and Change in Control Agreement and a Severance Agreement Amendment with Ms. Suh in substantially the same forms entered into with our other executive officers, as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control.”
Stephen Shute
Mr. Shute was appointed as our President, Worldwide Field Operations, effective May 9, 2022. Pursuant to his offer letter, which provides for at-will employment and has no specific term, Mr. Shute receives an annual base salary of $500,000 and is eligible to receive annual variable compensation (pro-rated the first year) of $500,000, subject to the achievement of certain pre-established performance criteria. In connection with his commencement of employment, Mr. Shute was granted RSUs with a target value of $25,000,000, vesting as to 25% of the shares on the one-year anniversary of his vesting commencement date, and thereafter as to 1/16th of the shares in 12 successive equal quarterly installments following the first anniversary of the vesting commencement date, subject to his continued employment or service with DocuSign on each such date. In addition, Mr. Shute was granted an award of RSUs with a target value of $5,000,000, which fully vests on the one-year anniversary of his vesting commencement date, subject to his continued employment or service with DocuSign on such date (provided that this award shall vest in full in the event we terminate Mr. Shute without Cause within the first 12 months of Mr. Shute’s start date with DocuSign).
Additionally, we entered into an Executive Severance and Change in Control Agreement and a Severance Agreement Amendment with Mr. Shute in substantially the same forms entered into with our other executive officers, as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control”.
James P. Shaughnessy
Mr. Shaughnessy was appointed as our Chief Legal Officer, effective May 31, 2022. Pursuant to his offer letter, which provides for at-will employment and has no specific term, Mr. Shaughnessy receives an annual base salary of $510,000 and is eligible to receive a cash bonus of up to 60% of his annual base salary, subject to the achievement of certain pre-established performance criteria. In connection with his commencement of employment, Mr. Shaughnessy was granted RSUs with a target value of $10,000,000, vesting as to (a) 35% of the shares on the one-year anniversary of his vesting commencement date, (b) 35% of the shares in four quarterly increments following the first anniversary of the vesting commencement date, (c) 15% of the shares in four quarterly increments following the second anniversary of the vesting commencement date, and (d) 15% of the shares in four quarterly increments following the third anniversary of the vesting commencement date, subject to his continued employment or service with DocuSign on each such date.

DocuSign, Inc.	Proxy Statement	61

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
Additionally, we entered into an Executive Severance and Change in Control Agreement and a Severance Agreement Amendment with Mr. Shaughnessy in substantially the same forms entered into with our other executive officers, as described above in the section entitled “—Potential Payments Upon a Termination or a Change in Control”.
Definitions; Release Requirement; 280G
For purposes of our NEOs’ Executive Severance and Change in Control Agreements and the Thygesen Offer Letter:
•“cause” generally means (i) such executive’s willful and continued failure to perform the duties and responsibilities of his or her position; (ii) any act of personal dishonesty taken in connection with such executive’s responsibilities, with the intention or reasonable expectation that such action may result in substantial personal enrichment; (iii) conviction of, or plea of nolo contendere to, a felony; (iv) commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to our standing, condition or reputation; (v) any material breach of the provisions of such executive’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of our confidential or proprietary information; (vi) a breach of any fiduciary duty owed to us that has or could reasonably be expected to have a material detrimental effect on our reputation or business; (vii) obstructing or impeding; endeavoring to influence, obstruct or impede, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; or (viii) a material breach by such executive of any written DocuSign policy of our code of conduct that has been made available to such executive prior to the applicable breach. Under the Executive Severance and Change in Control Agreements, each of these actions is subject to certain notice and cure provisions, other than (iii).
•“good reason” generally means (i) a material reduction in base compensation, unless such reduction is made in connection with a similar action affecting all senior executives; (ii) a material reduction in duties or responsibilities; or (iii) relocation of the NEO’s principal place of employment to a place that increases the NEO’s one-way commute by more than 30 miles, as compared to the NEO’s then-current principal place of employment immediately prior to such relocation. For Mr. Thygesen, “good reason” also includes any action or inaction that constitutes a material breach by DocuSign of any material provision of the Thygesen Offer Letter or any equity award agreement.
•“change in control period” refers to the period beginning three months prior to and ending 12 months following the closing of a change in control, except in the case of Ms. Gaylor for whom the period is 24 months from such a change in control.
Ms. Gaylor’s definitions of “cause” and “good reason” are set forth in her Transition Agreement.
Our NEOs’ Executive Severance and Change in Control Agreements provide that the benefits described above are subject to the NEO delivering a release of claims in favor of DocuSign.
Our NEOs’ offer letters and Executive Severance and Change in Control Agreements each provide that in the event any payments or benefits to our NEOs constitute “golden parachute payments” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the NEO receiving a higher net after-tax amount than such NEO would have received absent such reduction (a “best net pay provision”).
TSR PSU Award Agreements
Under the award agreement for the PSU awards we granted in June 2022 for fiscal 2023 (“FY 2023 PSUs”), June 2021 for fiscal 2022 (“FY 2022 PSUs”), and June 2020 for fiscal 2021 (“FY 2021 PSUs”) and collectively the “TSR PSUs”), in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the PSU based on DocuSign’s relative TSR at the end of the applicable performance period (or, if a change in control occurs prior to the end of the performance period, based on our relative TSR upon a change in control), with the portion of shares earned based on the portion of the performance period in which the NEO continued providing service to DocuSign (provided that, for the FY 2023 PSUs, only shares allocated to the in-progress and next to expire performance period are eligible to be earned). See the sections entitled above “—Performance Metrics for Fiscal 2023 TSR PSU Awards” and “—Fiscal 2020, 2021 and 2022 PSU Awards” for more information on the TSR PSUs, including the definition of relative TSR.

62	Proxy Statement	DocuSign, Inc.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
If a change in control occurs, then the performance periods will end as of the closing of the change in control, and DocuSign’s relative TSR will be determined based upon the price of our common stock in the change in control and the corresponding number of earned PSUs will be determined. If the acquiring entity assumes, continues or substitutes the TSR PSU awards, then the NEO will vest in the number of shares earned under the applicable PSU on the last day of the original applicable performance periods, subject to the NEO’s continued service. If the acquiring entity does not assume, continue or substitute the TSR PSU awards, or if the NEO is terminated by the acquiring entity without “cause” or resigns for “good reason” (as such terms are defined in the applicable PSU award agreements) following the change in control, then this continued service requirement will be waived, and the earned PSUs will vest in their entirety.
SVC PSU Award Agreement
Generally, if Mr. Thygesen’s CEO Service terminates for any reason, any unachieved SVC PSUs and any achieved SVC PSUs that have not yet time-vested will be forfeited upon such termination. However, in the event Mr. Thygesen’s CEO Service is terminated by DocuSign without “Cause” or he resigns for “Good Reason”, any achieved SVC PSUs that have not yet time-vested shall vest, subject to Mr. Thygesen’s delivery of a release of claims in favor of DocuSign. In addition, in the event Mr. Thygesen’s CEO Service terminates due to a termination by DocuSign without “Cause”, his resignation for “Good Reason” or as a result of his death or terminal condition, in each case after the One-Year Anniversary, Mr. Thygesen will be entitled to vest in 50% of any Tranches of the SVC that are achieved during the six months following such termination.
In the event of a change in control of DocuSign during the 5-Year Performance Period (or, with respect to Tranche 6, during the 7-Year Performance Period), achievement of the Stock Price Target will be measured using the price per share paid in such change in control rather than the average price described above, and any achievement between two Stock Price Targets will be interpolated. Any of Tranches 1 through 5 that had not been achieved prior to the end of the 5-Year Performance Period will not be eligible for achievement upon a change in control following the 5-Year Performance Period. Any PSUs achieved upon a change in control, and any PSUs achieved prior to a change in control that have not yet time-vested, will vest in full upon the change in control, subject to Mr. Thygesen’s continuous CEO Service through such date (which service requirement shall be deemed satisfied if, within three months before the change in control, Mr. Thygesen’s continuous CEO Service is terminated due to a termination by DocuSign without “Cause”, his resignation for “Good Reason” or as a result of his death or terminal condition).
Vesting Acceleration Due to Death or Terminal Condition Policy
The Committee has adopted a policy (the “Death and Terminal Condition Policy”) that applies to all outstanding equity awards (other than awards subject to performance-based vesting) held by current employees (including the NEOs). The Death and Terminal Condition Policy can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate outstanding unvested equity awards will generally vest in full.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and amended and restated bylaws also require us to advance certain expenses incurred by our directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Estimated Value of Payments and Benefits
The table below provides the estimated value of the benefits that our currently employed NEOs would receive in the following scenarios:
•A change in control of DocuSign occurred on January 31, 2023 with no qualifying termination;
•A change in control of DocuSign occurred on January 31, 2023 and the NEO had a qualifying termination immediately after the change in control; and
•The NEO had a qualifying termination on January 31, 2023 outside a change in control period.

DocuSign, Inc.	Proxy Statement	63

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS

Name	Cash Severance ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options ($)	Value from Acceleration of Unvested RSUs(1) ($)	Value from Acceleration of Unvested PSUs(2)(3) ($)	Total ($)

Allan Thygesen
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	2,000,000	40,399	—	32,767,916	7,473,871	42,282,185
qualifying termination outside of change in control period	2,000,000	53,081	—	27,887,548	—	29,940,629
Cynthia Gaylor(4)
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	500,000	26,541	—	12,420,467	—	12,947,007
qualifying termination outside of change in control period	500,000	26,541	—	3,993,508	—	4,520,048
Inhi Cho Suh
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	500,000	26,541	—	22,114,316	—	22,640,857
qualifying termination outside of change in control period	500,000	26,541	—	7,892,902	—	8,419,443
Stephen Shute
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	500,000	29,410	—	28,442,828	—	28,972,238
qualifying termination outside of change in control period	500,000	29,410	—	10,666,030	—	11,195,440
James Shaughnessy
change in control with no qualifying termination	—	—	—	—	—	—
change in control and qualifying termination	510,000	20,199	—	9,589,549	—	10,119,748
qualifying termination outside of change in control period	510,000	20,199	—	4,083,376	—	4,613,576
1.Value based on the closing price of our common stock on January 31, 2023.
2.Value of FY 2021, FY2022, and FY 2023 TSR PSUs based on the closing price of our common stock on January 31, 2023, multiplied by the number of shares that would become earned and vested under the award assuming a change in control occurred on January 31, 2023. Upon a change in control, the number of shares that will become earned under the FY21/22/23 PSUs is determined based on the relative TSR as of the date of the change in control (assumed to be January 31, 2023 for purposes of the table) with the company’s TSR measured using the sale price of the shares of common stock in the change in control. Our relative TSR as of January 31, 2023 would result in the FY23 PSUs for our CEO, Mr. Thygesen, being earned at 67%, and FY21/22/23 PSUs for our CFO, Ms. Gaylor, each being earned at 0%. Any shares so earned

64	Proxy Statement	DocuSign, Inc.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
upon a change in control become subject to time-based vesting (and subject to full acceleration upon a qualifying termination in connection with a change in control or non-assumption of awards in a change in control). The final number of shares earned under the FY21/22/23 PSUs depends on the future price of our common stock and is not currently ascertainable. The value of accelerated vesting does not include any of the CEO’s SVC PSUs since none of its Stock Price Targets were achieved prior to January 31, 2023, and none of the Stock Price Targets would be achieved when using the closing price of our common stock on January 31, 2023, as the assumed change in control per share value, and as a result, the SVC PSU was not eligible for accelerated vesting.
3.Upon a qualifying termination outside of a change in control, the NEO will be eligible to receive a pro rata portion of the shares ultimately earned under the TSR-based PSU following the expiration of the performance period (and for FY23 the in-progress (i.e., next to expire) performance period), based on service through the NEO’s date of termination (with such number of shares earned to be remeasured upon a change in control that occurs between the date of termination and the expiration of the performance period, using the sale price of the shares of common stock in the change in control).
4.Payments and benefits in the table above for Ms. Gaylor reflect the terms of the Gaylor Executive Severance and Change in Control Agreement as of January 31, 2023. See the section entitled “—Employment Contracts and Agreements” above for a description of her Transition Agreement, which provides certain additional payments and benefits in connection with her anticipated termination in June 2023.
Impact of Accounting and Tax Requirements on Compensation
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1,000,000 paid to certain current and former executive officers. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also considers other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs. As a result, our executive compensation arrangements may not be tax deductible, or if initially intended to be tax deductible, may not actually receive this treatment. For purposes of deductibility, compensation is based on tax laws and is not necessarily the same as the amount reported for each NEO in the Summary Compensation Table above.
Accounting for Stock-Based Compensation
We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. To the extent an NEO forfeits his or her award (except for PSU awards with a market condition), we will adjust, in the period of the forfeiture, the previously recognized expense.

DocuSign, Inc.	Proxy Statement	65

Transactions with Related Persons
Related Person Transactions Policy and Procedures
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related party transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
01the risks, costs and benefits to DocuSign;
02the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
03the terms of the transaction;
04the availability of other sources for comparable services or products; and
05the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.
Certain Related Person Transactions
Except for the compensation of directors and executive officers described earlier, since February 1, 2022, we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed.

66	Proxy Statement	DocuSign, Inc.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
As of the determination date described below, our principal executive officer was Mr. Thygesen. As set forth in the Summary Compensation Table, Mr. Thygesen’s annualized total compensation for fiscal 2023 was $85,035,380. Our median employee’s annual total compensation for fiscal 2023 was $196,502, resulting in a CEO pay ratio of 433:1.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Our CEO pay ratio is based on the following methodology:
•To identify the median employee, we examined the compensation of all of our full-time and part-time, employees (other than our CEO) as of January 31, 2023, the last day of our fiscal year, consistent with SEC rules. As of January 31, 2023, our employee population consisted of 7,336 individuals working at our parent company and consolidated subsidiaries. We did not include any independent contractors or other non-employee workers in our employee population for purposes of this determination.
•We utilized a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets and the grant date fair value of all RSUs and PSUs granted for the twelve-month period from February 1, 2022 through January 31, 2023 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.
•We pro-rated annualized base salary and annual bonus and commission targets for employees who were employed for less than the full fiscal year.
•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of January 31, 2023. We did not make any cost-of-living adjustments for employees outside of the United States.
•We calculated the total compensation of our median employee for purposes of computing the ratio using the same criteria that were used for determining the total annual compensation of our CEO.

DocuSign, Inc.	Proxy Statement	67

Pay Versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” to our CEOs, or Principal Executive Officers (PEOs), and our other named executive officers (Non-PEO NEOs) and certain financial performance measures for the fiscal years ended on January 31, 2023, January 31, 2022 and January 31, 2021. For further information on the Company’s pay-for-performance philosophy and how executive compensation aligns with Company performance, refer to the above section entitled “Compensation Discussion & Analysis” (“CD&A”).

Fiscal Year	Summary Compensation Table Total for PEO (Current)(1)	Compensation Actually Paid to PEO (Current)(2)	Summary Compensation Table Total for PEO (Interim)(1)	Compensation Actually Paid to PEO (Interim)(2)	Summary Compensation Table Total for PEO (Former)(1)	Compensation Actually Paid to PEO (Former)(2)	Average Summary Compensation on Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)(6) ($M)	Company- Selected Measure: Revenue(7) ($M)
									DOCU TSR(5)	Peer Group TSR(5)

(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$85,035,380	$133,850,217	$4,815,994	$2,163,862	$140,848	$(25,977,754)	$23,029,837	$19,016,715	$77	$146	$(97.5)	$2,515.9
2022	N/A	N/A	N/A	N/A	$20,701,048	$(35,942,547)	$6,485,453	$(3,037,456)	$160	$173	$(70.0)	$2,107.2
2021	N/A	N/A	N/A	N/A	$19,799,168	$195,826,119	$5,732,954	$25,630,645	$297	$137	$(243.3)	$1,453.0
1.The Company had three PEOs during fiscal 2023: Mr. Thygesen (current CEO), Ms. Wilderotter (interim CEO), and Mr. Springer (former CEO). Mr. Springer was the sole PEO during fiscal 2022 and 2021.
2.SEC rules require certain adjustments be made to the “Total” column as reported in the Summary Compensation Table to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The equity values are calculated in accordance with ASC Topic 718. Valuation assumptions used to calculate fair values used a consistent process as done on the date of grant and were not materially different from those disclosed at the time of grant. The following tables detail these adjustments for the PEOs:

PEO (current)
Prior FYE Current FYE Fiscal Year	1/31/2020 1/31/2021 2021	1/31/2021 1/21/2022 2022	1/31/2022 1/31/2023 2023

Summary Compensation Table Total	—	—	$85,035,380
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year as reported in Summary Compensation Table	—	—	$(84,543,775)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—	$132,691,211
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	$667,401
+ Change in Fair Value at Vesting of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Compensation Actually Paid	—	—	$133,850,217

68	Proxy Statement	DocuSign, Inc.

PAY VERSUS PERFORMANCE

PEO (interim)
Prior FYE Current FYE Fiscal Year	1/31/2020 1/31/2021 2021	1/31/2021 1/21/2022 2022	1/31/2022 1/31/2023 2023

Summary Compensation Table Total	—	—	$4,815,994
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year as reported in Summary Compensation Table	—	—	$(4,181,535)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—	$81,440
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	$1,461,041
+ Change in Fair Value at Vesting of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	$(13,077)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Compensation Actually Paid	—	—	$2,163,862

PEO (former)
Prior FYE Current FYE Fiscal Year	1/31/2020 1/31/2021 2021	1/31/2021 1/21/2022 2022	1/31/2022 1/31/2023 2023

Summary Compensation Table Total	$19,799,168	$20,701,048	$140,848
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year as reported in Summary Compensation Table	$(18,933,688)	$(20,051,358)	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$30,461,103	$7,553,382	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$53,333,309	$(47,167,221)	$(12,183,942)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,323,755	$1,215,592	—
+ Change in Fair Value at Vesting of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$109,842,473	$1,806,009	$(12,722,293)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	$(1,212,367)
Compensation Actually Paid	$195,826,119	$(35,942,547)	$(25,977,754)
3.Non-PEO NEOs included in these columns reflect the following:

Fiscal Year	Non-PEO NEOs

2023	Cynthia Gaylor, Inhi Cho Suh, Stephen Shute, James Shaughnessy
2022	Cynthia Gaylor, Loren Alhadeff, Scott Olrich, Trâm Phi,
2021	Cynthia Gaylor, Michael Sheridan, Loren Alhadeff, Scott Olrich, Trâm Phi, Kirsten Wolberg
4.As discussed in footnote (2), SEC rules require certain adjustments to be made in order to determine “compensation actually paid” as reported in the Pay versus Performance table above. The following table details these adjustments for the Non-PEO NEOs:

DocuSign, Inc.	Proxy Statement	69

PAY VERSUS PERFORMANCE

Non-PEO NEOs
Prior FYE Current FYE Fiscal Year	1/31/2020 1/31/2021 2021	1/31/2021 1/21/2022 2022	1/31/2022 1/31/2023 2023
Summary Compensation Table Total	$5,732,954	$6,485,453	$23,029,837
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year as reported in Summary Compensation Table	$(5,095,865)	$(5,862,262)	$(22,368,964)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$6,738,211	$2,412,677	$18,897,051
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$11,044,259	$(5,962,395)	$(670,944)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$393,976	$577,283	$362,069
+ Change in Fair Value at Vesting of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$6,817,109	$40,558	$(232,334)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	$(728,771)	—
Compensation Actually Paid	$25,630,645	$(3,037,456)	$19,016,715
5.The Company’s TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 as of January 30, 2020, valued again on each of January 31, 2021, 2022 and 2023, on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The Peer Group TSR is the S&P 500 Information Technology Index, as disclosed in our Annual Report on Form 10-K for the fiscal year ended on January 31, 2023 pursuant to Item 201(e) of Regulation S-K.
6.Amounts reflect the Company’s net income as reported in our audited financial statements for the applicable fiscal year.
7.While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, GAAP revenue is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the Pay v Performance table above) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance.

70	Proxy Statement	DocuSign, Inc.

PAY VERSUS PERFORMANCE
Analysis of the Information Presented in the Pay versus Performance Table
In this section, we provide a graphic analysis showing, for the past three fiscal years, the relationship between our PEOs’ and Non-PEO NEOs’ “compensation actually paid” and (i) the Company’s Revenue, (ii) the Company’s Net Income and (iii) the Company’s TSR, and additionally, our Peer Group TSR. As described in more detail in the CD&A, our executive compensation program reflects a pay-for-performance philosophy that emphasizes long-term equity awards intended to align our executives’ interests with stockholders’ long-term interests. Thus, the value of these awards and, therefore, a large portion of the compensation actually paid to our NEOs is inherently correlated to the Company’s stock price over time. Please refer to the section entitled CD&A above for more information about our executive compensation program.
1.Compensation Actually Paid versus Revenue

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PAY VERSUS PERFORMANCE
2.Compensation Actually Paid versus Net Income
3.Compensation Actually Paid versus Company TSR and Peer Group (S&P 500 Information Technology Index) TSR

72	Proxy Statement	DocuSign, Inc.

PAY VERSUS PERFORMANCE
Tabular List of Financial Performance Measures
The Company’s Compensation Committee believes in a holistic evaluation of our NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual focal and long-term incentive compensation programs to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important used to link the “compensation actually paid” to our NEOs’ for fiscal 2023 compensation to the Company’s performance are listed in the table below, each of which is described in more detail in the section entitled CD&A above.

Financial Performance Measures

Revenue
Adjusted Operating Income
Relative TSR
Net New Monthly Recurring Revenue*
*Net New Monthly Recurring Revenue (or NNMRR) is not a performance metric the Company discloses publicly because NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). For more information about NNMRR, refer to the section entitled “CD&A—Performance Metrics and Targets.”

DocuSign, Inc.	Proxy Statement	73

Equity Compensation Plan Information
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of January 31, 2023. Information is included for our 2018 Plan, our 2011 Plan, and our 2018 Employee Stock Purchase Plan (“ESPP”), each of which was adopted with the approval of our stockholders. Our 2011 Plan terminated upon the effectiveness of our 2018 Plan. However, any outstanding stock awards under our 2011 Plan will continue to be governed by their existing terms. The 2018 Plan and ESPP were each in effect as of January 31, 2023.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders(1)	2,224,802(2)	$17.1131(2)	48,983,647(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	2,224,802	$17.1131	48,983,647
1.Includes our 2018 Plan, our 2011 Plan and our ESPP.
2.Excludes 17,801,208 shares that may be issued under restricted stock unit or performance stock unit awards as of January 31, 2023.
3.As of January 31, 2023, a total of 39,536,826 shares of our common stock have been reserved for issuance pursuant to the 2018 Plan, which number excludes the 10,095,197 shares that were added to the 2018 Plan as a result of an automatic annual increase on February 1, 2022. The 2018 Plan provides that the number of shares reserved and available for issuance under the 2018 Plan will automatically increase each February 1, beginning on February 1, 2019, by 5% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan. As of January 31, 2023, a total of 9,466,821 shares of our common stock have been reserved for issuance pursuant to the ESPP, which number excludes the 2,019,039 shares that were added to the ESPP as a result of an automatic annual increase on February 1, 2022. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each February 1, beginning on February 1, 2019, by the lesser of 3,800,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

74	Proxy Statement	DocuSign, Inc.

Committee Reports
Compensation and Leadership Development Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K with management. Based on its review, the Committee has recommended to the Board of Directors that the “Executive Compensation Discussion and Analysis” section be included in this Proxy Statement.
Submitted by the Compensation and Leadership Development Committee
Blake J. Irving, Chair
Peter Solvik
Cain A. Hayes

Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023.
Submitted by the Audit Committee
Teresa Briggs, Chair
Enrique Salem
James Beer

DocuSign, Inc.	Proxy Statement	75

Proposal 1
Election of Directors
Proposal Summary
DocuSign’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently has nine members. There are three directors in the class whose term of office expires in 2023 and are thus eligible for re-election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2026 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by DocuSign. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Nominees for Election for a Three-Year Term Expiring at the 2026 Annual Meeting
James Beer
Cain A. Hayes
Allan Thygesen

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

76	Proxy Statement	DocuSign, Inc.

Proposal 2
Ratification of Selection of Independent Registered Public Accounting firm
Proposal Summary
The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2024, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with our financial statements for the fiscal year ended January 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and even if stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee has discretion to select a different independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as DocuSign’s principal independent registered public accounting firm.
Vote Required
The affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended January 31, 2023 and 2022 by PricewaterhouseCoopers LLP. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2023 ($)	2022 ($)

Audit Fees(1)	4,236,000	2,532,789
Audit-related Fees(2)	231,120	216,000
Tax Fees(3)	1,029,850	1,035,650
All Other Fees(4)	1,000	2,900
Total Fees	5,497,970	3,787,339
1.Audit Fees are for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, registration statement filings and issuance of consents and similar matters.

DocuSign, Inc.	Proxy Statement	77

PROPOSAL 2
2.Audit-related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for procedures in connection with our Service Organizational Control (“SOC”) reports.
3.Tax Fees are billed for tax consulting and compliance.
4.All Other Fees are fees for products and services other than the services described above.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by PricewaterhouseCoopers LLP for the years ending January 31, 2022 and 2023 described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

78	Proxy Statement	DocuSign, Inc.

Proposal 3
Advisory Vote on Our Named Executive Officers' Compensation
Proposal Summary
In accordance with SEC rules, our stockholders are being asked to approve, on an advisory and non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. A detailed description of our compensation program is available in the section entitled “Executive Compensation Discussion and Analysis.”
Our Board and Compensation and Leadership Development Committee believe that we have created a compensation program that closely links pay with performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement, including in the section entitled “Executive Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. Although this vote is non-binding, the Board and the Compensation and Leadership Development Committee value the views of our stockholders and will review the voting results carefully. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation.
We currently plan to conduct annual advisory votes on NEO compensation and expect to conduct the next advisory vote at our 2024 Annual Meeting of Stockholders.
Vote Required
The affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required for advisory approval of this proposal.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

DocuSign, Inc.	Proxy Statement	79

Procedural Matters
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are DocuSign stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or DocuSign. Direct your written request to DocuSign, Inc., Investor Relations, 221 Main Street, Suite 1550, San Francisco, California 94105 or contact Investor Relations at (415) 985-2687. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. Any stockholders who share the same address and currently receive multiple copies of DocuSign’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or DocuSign’s Investor Relations department at the address or telephone number listed above.

80	Proxy Statement	DocuSign, Inc.

Transaction of other Business
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Allan Thygesen
President & Chief Executive Officer
April 18, 2023
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this Proxy Statement are posted on our website at investor.docusign.com and are available from the SEC at its website at www.sec.gov. A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and list of exhibits, for the fiscal year ended January 31, 2023 is available without charge upon written request to: Corporate Secretary, DocuSign, Inc., 221 Main Street, Suite 1550, San Francisco, California 94105.

DocuSign, Inc.	Proxy Statement	81

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 30, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCU2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 30, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D97760-P87735

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOCUSIGN, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ***Election of Class II Directors***	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James Beer
02) Cain A. Hayes
03) Allan Thygesen

The Board of Directors recommends you vote FOR the following management proposals:

NOTE: Your proxy holder will also vote on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D97761-P87735

DOCUSIGN, INC.
Annual Meeting of Stockholders
May 31, 2023 9:00 am Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allan Thygesen, Cynthia Gaylor, and James Shaughnessy, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DOCUSIGN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am Pacific Time on May 31, 2023, virtually at www.virtualshareholdermeeting.com/DOCU2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side